EXHIBIT 99.1

MANAGEMENT DISCUSSION SECTION

Company Representative

Good morning. We’d like to welcome everyone to the FTI Consulting Analyst and Institutional Investor Day. We’d also like to welcome our audience who is joining us via the webcast.

Before we begin, we want to remind everyone that certain statements made by us in this presentation that are not historical fact or that relate to future plans, events, or performances, are forward-looking statements within the meaning of the Federal Securities laws. Our actual results may differ materially from those expressed in any forward-looking statements made by us. Forward-looking statements involve a number of risks and uncertainties including, but not limited to, the risks described under the heading “Risk Factors” in the Company’s filings with the Securities and Exchange Commission. All forward-looking statements are qualified by those risk factors. All statements made by us in this presentation are further qualified in all respects by the information disclosed in the Company’s filings with the Securities and Exchange Commission.

The agenda for today is: first we will have Jack Dunn with opening remarks; Ted Pincus will discuss business segment metrics; and Dom DiNapoli will introduce the different practice areas that we’ll be presenting this morning. At 10:00, DeLain Gray will discuss corporate finance restructuring, and 3 people from his practice area will be presenting: Greg Rayburn, discussing Interim Management Services; Ed Bartko, Transaction Advisory Services; and Carlyn Taylor, discussing Industry Programs in Telecom.

We’ll have a brief break at 11:30, and at 11:45 we’ll resume with John Klick, who will discuss economic consulting. We’ll have lunch at 12:30, a box lunch, and then at 1:00 we’ll begin again with Roger Carlile, who will discuss forensic and litigation consulting, as well as just a brief segment overview. At 1:30 David Remnitz will discuss technology client solutions, and at 2:00 we’ll have Neal Hochberg discussing integrated client solutions.

After each presentation we’ll have about 10 minutes for Q&A, and then at the end, at about 2:30, we’ll have about half an hour for general Q&A. And that’s about it. We will – I will now turn the call over, or the meeting over, to Jack Dunn, Chairman, Chief Executive Officer, and President of FTI Consulting.

Jack B. Dunn, Chairman, President, and Chief Executive Officer

Thank you very much. It’s certainly been an interesting 9 months for FTI, and as I prepared for this conference and several visits recently with the analysts, and as I think about what we’ve been able to face and overcome over that period, I can’t help but be struck by the fact that I think it’s time now to think about why it might be the time to think about FTI again.

While I would not do a bad parody of David Letterman, I do think that this is a very interesting crossroads for FTI, and that there are a number of reasons why, while they don’t ring a bell at the bottom, this might be a time when we should receive some serious consideration.

Almost 6 years ago we were in a similar place. We had changed the company dramatically through acquisitions, we had doubled our capacity to do business, we had integration issues, we were entering new markets. We had a number of challenges. There was more unknown about us than was known, but the one thing that we really had that the people inside the company knew, was that we had great prospects. And while there are no promises or projections in this statement, in the fourth quarter of 1998, we began 17 straight quarters of uninterrupted, excellent profitable growth. It was a good time for our company, it was a good time for our clients, it was a good time for our people, and it was a very good time for our shareholders.

As I look at our position now, I see 9 reasons why this might be the time to consider us again. First, our balance. We have gone from a company that this time last year was 75% restructuring, to a company that now has less than half of that as a percentage of its business, and we have not done this casually, we have entered with critical mass into 2 other businesses, where in all 3 of our businesses we now have three $100 million, plus or minus, practices that have brand recognition and have critical mass, and have real impact in their fields. In the areas that we operate, when you have a major matter, we’re not somebody that you can ignore – that we’ll be involved some way or the other.

Two, our markets. Restructuring has done an excellent job of adapting to a changing market. We have segued from a primarily creditor operation into one that does a large amount of debtor work, and we look forward to renewed vitality of that marketplace in the next 6 to 9 months, as some of the funding that’s taken place over the last year and a half, in terms of the high-yield market and the debt markets, which have, you know, enjoyed the fruits of a very positive interest rate environment, start to get the test of time, because funding like that typically fixes balance sheets but not companies. Our forensic accounting and litigation practice is growing into what we expected it to be, and our economic consulting model and market is going very strong, as can be seen not only by our results but the results of our competitors who are in that field as well.

The third thing I would point to is our model. If imitation is the sincerest form of flattery, then I would point out to you the number of publicly held competitors out there, who in the last year have decided that the model they ought to follow is that of FTI in terms of offering a full range of services, and not just economic consulting or not just forensic accounting. If I’m right about that, I think we have a great advantage in the fact that we’ve already put our portfolio of services together, and that we have paid the price and the expense of so doing, and that while the others are in the process of doing that, it will cost them a lot of money to get into - to get over the barriers to entry, and should be again a very good time for us, in both the ability to compete for clients, and the ability to compete for people in that marketplace.

Four, I would point with pride to our new people. We have had great success in going head-to-head against our competitors and hiring the best to join us. I’ve spent the last couple of sessions that were both on calls and in front of analysts talking about some of the individuals by name, so I won’t do that again. But I think about the skill sets where we bring in a transaction advisory support team, where we bring in and beef up our M&A practice, and together with the great content expertise that we have, which you’ll hear about later in the program, give us a great opportunity to do small and middle market M&A in a market that ought to be vibrant, as telecom and other areas see a continued consolidation into the next several years.

Our new practices. Since the beginning of the year we have had 6 new investment banking assignments, and 10 new interim management projects. These are the areas that we told you would be the next phase of the normal restructuring cycle. And while they have taken longer to come to fruition, I would ask you to remember 2 things: one is that these are virtually unprecedented times in terms of interest rates, in terms of the threat of terrorism and things like that. So I think we can forgive the cycle if it’s a little off-balance, but these businesses are gaining traction now enabling us, Greg Rayburn and others, to hire new people to join them in what I think will be a tremendous area. Those are both areas that will grow, and they are both areas that are underserved, so we have great hope for those markets in the next year, looking out 5 years.

We expect the same kind of performance in our newly initiated transaction advisory support tax practices. So, as we’ve done throughout the entire history of FTI, we’ve tried to anticipate what our clients will need next, and try to be there with quality service in those areas, so that we can provide that service to them.

The sixth thing I would point to is our valuation. We have a great balance sheet and excellent cash flow. We are trading at an EBITDA multiple of less than 8 times enterprise value, and an earnings per share multiple of less than 14, which must be an attractive multiple against both our competitors and the market generally. With the cash flow, we are able to continue to pursue acquisitions, or to buy back our stock, as the case may be, if we see the opportunity arise.

The seventh thing that I would bring to your attention is our leadership, and you’ll get the opportunity to meet 11 of those people and hear them speak today. You will not see a finer group of professionals in the industries in which we serve, than will be on the platform today. These are highly-motivated, highly-valued individuals. I might add highly-compensated individuals, but they’re worth it because they represent corporate America, they represent the other companies that you follow, in the jugular matters they are there to preserve their wealth, to preserve their reputations, and to preserve their very abilities to live in this day and age.

When you think about the things our clients face everyday, from Sarbanes-Oxley challenges, to a changing environment, with regard to environment, to asbestos work. Again, these are unprecedented times, and we’ve been able to put together the force that can help them in the things where they really are up against it.

The eighth thing that I would mention is the other 1,011 people at FTI who are not here. These are people, who, like many of you, are stockholders or are very proud of the company for which they work. They take a pride in serving a large number of the Fortune 500, a large number of the top 100 law firms. They are people who have come to us from a variety of different places. I think what our model says about FTI is that we are on the right track. There will be a beneficiary of Sarbanes-Oxley and the confusion that is caused in the consulting and the accounting rule. There will be a beneficiary of the move to better corporate governance. There will be a beneficiary of looking at the Big 4 model and deciding there might be a better way to do this business. There is room, actually, for more than one beneficiary. There is room for many different types of companies to take advantage. But the one who cracks the code, the one who can bring together the people who are the best in the business, and can convince the others who are the practitioners that this is the best place to be, has a chance for a real homerun. And FTI remains dedicated to that prospect.

About 6 years ago when we began our segue from being primarily an engineering firm into being a financial services, financial consulting firm, we had about $40 million worth of revenues at that time, and maybe about $11 or $12 million worth of EBITDA. Since that time, we’ve grown more than 10 times to a run rate that’s above the $400 million level, at one time that run rate was $500 million. I guess the trick, especially for the folks in his room, both on the platform and in the audience, is to decide whether that’s a blip or whether that’s a trend. There will be times in the growth of a professional services business when you’ll have cycles like that, and I don’t think anyone can avoid it. But I think with the power that we’re putting together in terms of the broader range of prospects, especially that leadership which now has the tentacles to go out into the industry, to explain to them what the core values and the value of FTI is all about, and to bring those people in, is a major factor in why this enterprise over the long term, and over the next 5 years, will be very, very successful.

Finally, the ninth reason I’ll bring to your attention, and I’ll do this a little facetiously, is that frankly right now, with some of the success that our competitors are having when they focus in one field, and they manage to numbers - or aspire to numbers that we manage to, I think nobody’s paying attention to us very much. We had a recent conference in another major city, and the one-on-one’s were not that much sought after. We had great attendance in our presentation. I think we’re a little bit of an unknown. I think that, in the tradition of my background, of being somewhat of a contrarian, I think that’s a very good sign. And I think that those who, as they did 6 years ago, discover us, and decide to take a journey with us over the next 2 to 3 years, will be very well rewarded.

So with that, you know, I don’t think anybody came here today to hear that we were incorporated in 1982, or the Safe Harbor language, as fascinating as it is. I think you’re here to see what the core of FTI is all about, what the people are who keep putting up those tremendous numbers. So with that, I’d like to turn it over to the real stars of FTI, and we’ll start with Ted Pincus. Thank you.

Theodore I. Pincus, Executive Vice President, Chief Financial Officer, and Treasurer

It’s dangerous back here, by the way, for those who come up afterwards.

We’re here today to talk about the business of our business. So let me just reiterate the guidance that we have given about the 3 segments of our business. These are the mid-points of the guidance that we have given. We have our 3 segments, Corporate Finance/Restructuring is one, expect it to do about $159 million in revenue, $53 million of EBITDA, an EBITDA margin of 33 1/3%, utilization, average rate, headcount, as you can see on the screen.

Forensic and Litigation Consulting is now our largest practice area, our largest segment in terms of revenue, certainly. Estimated to be north of $180 million, with EBITDA of about $57 million. A slightly lower margin than our Corporate Finance/Restructuring business, slightly lower utilization, slightly lower average rate, and most of that is really due to the nature of the assignments that they have. As you know, our average rates vary more by the mix and the leverage of the number of people on our assignments, as contrasted to an entirely different rate structure. The rate structures are very similar across our company, but the mix of people on a given assignment, and the length of the assignments tend to vary, with Corporate Finance/Restructuring generally tending to have the longest assignments, hence a bit higher utilization, and Forensic and Litigation having some of the lesser duration time assignments.

And then finally, Economic Consulting is expected to do about $93 million of revenue, again these are mid-points. EBITDA, $23 million. It has the lowest margins of our 3 groups, but interestingly enough, in its own comparative business, its margins are higher than almost any of its competitors in the public space. And there are a few competitors in the public space that you can compare it to, and we attribute that really to the people and the efficiency in which that business is managed. I was asked a little earlier about all of this, really leads to an overall EBITDA margin for the company of approximately 25%, 24.7%, and that is a result of our corporate expenses being approximately 5.5% of our revenues. $24 million is what’s forecast for this year, and that gets you to that point. Again these are mid-points, this would result in an EBITDA of what you’re seeing on the screen of approximately $109 million for the company taken as a whole, and our guidance was a range of $107 to $111.

The only other thing that I want to cover before turning it over to Dom DiNapoli, who will introduce our practice leaders, there is some confusion in the marketplace. When each of us, we and some of competitors, give you information about out our billing rates, about our utilizations, et cetera, it’s become very clear to us that we’re not all computing it exactly the same way. So I thought I’d help you a little bit in doing that. This is how FTI does it, and we have been doing it consistently like this ever since we’ve started providing this information. Our number of billable consultants includes not only our full-time consultants, but also the relatively small amount of part-time consultants that we have, and some of our partially billable people. Not all of our people are expected to be as billable as they can be. People have other obligations in addition to their billable time. So this does include people who are only partially billable, and periodically we adjust these numbers, so that if a person’s position changes in such a way that they’re no longer really expected to be especially billable, we will periodically adjust those numbers. It doesn’t change the billable hours or the utilizations, as you will see in a moment, but we do expect to have one of those adjustments, you know, sometime before this year. Maybe a handful of people will move from billable to non-billable and vice-versa.

Of course, from the billable hour perspective, we, needless to say, know the exact billable hours that we expect, but what we provide to you is an estimate of our utilization rates. And the way that utilization rates are computed at FTI is you take the billable hours and divide by available hours, and the denominator at FTI is basically 52 weeks times 40 hours, minus only 6 holidays, so that our denominator tends to be 2032.

We know that some of our competitors, and this is not right or wrong, it’s just we do it differently, also take into account vacations and obligatory training time, so that some of those folks have denominators in the 1800 to 1900 range. So that when we say our utilization is approximately 79% or 80% and they’re saying the same thing, on an apples-to-apples basis, if their denominator is in the 1800 to 1900 range, and ours is 2032, our utilization restated in their terms is probably another 4 or 5 percentage points higher than what we typically report. We believe this is the most conservative approach, but we’ve been following it internally forever. We do this with only our full-time consultants. And the reason we do it only with the full-time consultants is there are a lot of choices on how to handle part-time consultants. You simply put in the numerator and the denominator as the same number, thereby almost having an automatic 100%. We don’t do that. We just eliminate them from the computation.

In terms of our average hourly billing rates, we also only include our full-time consultants. And now when I take you back to the beginning, what happens is, since we only have our full-time consultants in the billable hours and the average hourly rate, if all we did was put our full-time consultants up above in the number of consultants, you would not come up with our total employee revenue because you’d be missing all the revenue that is attributable to the partially-billable and the part-time consultants. So, by putting that number of people in the top number, the number of consultants, you will tend to get a good estimate of our total revenues. And our total revenues do also include small amounts of other items, such as pass-through expenses which you are required to account for as revenues, the use of outside consultants all together of which we use very, very small amounts, and a few of our practices have, like in our technology area, some small aspects of their business are not billed by the hour. But in general about 98% of FTI is time and materials billing. I hope that didn’t confuse you more. I’ve tried to be helpful, and of course you can always call me and go through this in detail later if you want. With that, let me introduce you to Dom DiNapoli, Chief Operating Officer of FTI. Thank you.

Dominic DiNapoli, Executive Vice President and Chief Operating Officer

Thank you Ted. Fortunately I’ve got the easiest part of this presentation because my only speaking role is to introduce the leaders of the segments of our business. Just to echo some of the things that Jack said, we are proud of the organization that we’ve built, and it’s really built upon the people that run our practices and work day-to-day in the field with our clients. As Jack said, we are excited about the future of FTI, we think we’ve got the right platform. Others are trying to copy it, but I think we, we’re the first out, and we’ve got a lot of opportunity to tweak it and make it better and continue to build on it.

To share some of that enthusiasm, there is no better way than to let you hear and see and be able to ask questions of the leaders of our various businesses that are responsible for making this happen. The first speaker is DeLain Gray. DeLain came to FTI through the acquisition of BRS practice from PricewaterhouseCoopers, which was my alma mater also, in October of 2002. With DeLain, he’ll have Greg Rayburn who heads up our Interim Management Services group, and that’s an area that we’re very excited about growing, and Greg’s really hit the ground running in that respect.

Ed Bartko, who is heading up – leading our charge in Transaction Advisory Services, a clear complimentary practice because of the skill set sharing between the litigation and the rest of corporate finance, as far as building that practice and actually executing it.

Carlyn Taylor is one of our superstars on the industry side. Carlyn is famous in the telecom area both working with healthy telecom companies, and working in most of the troubled telecoms that we’ve all read and heard about over the last few years.

So, with that brief introduction, this is DeLain Gray.

DeLain Gray, Senior Managing Director, Corporate Finance/Restructuring

Good morning. Dom is right, we are very excited about the Corporate Finance practice. Not only where we are today, but the way in which we’ve positioned it for future growth, tomorrow and in the next few years. I wanted to spend a few minutes just explaining to you more clearly exactly what is Corporate Finance, the various service offerings inside this business unit, and what our plans are for the future. And then turn it over to Greg, Ed, and Carlyn, as Dom said, to talk in more detail about specific components inside there.

So, what is Corporate Finance? Well, Corporate Finance is a specialized business unit. But the key central theme there is we deal with strategic, operational, financial, and capital needs of business enterprises, and we do it in a variety of different products, in a variety of different ways. We go to market by product, and we have 5 key products that we’re going to discuss briefly, and then you’ll get more details underneath those.

The first product of course is our restructuring practice. We are the largest practice in the U.S., we have been for some time, and we have plans to stay there and grow it in the future. And it’s the typical restructuring theme, dealing with turnaround, performance improvement, et cetera. And I think you know that part of our business quite well, although as Jack said, it’s a different business than it’s been in the past. It’s one that’s not lender-centric, it’s one that is diversified. We have a well-balanced portfolio of representing lender constituencies, creditor constituencies, but also a very vibrant company-side practice. It’s the key part of our diversification, but also you’ll hear more about on the IMS side, how we intend to grow that differently and distinctly.

Interim Management Services, this is one of our new product - I shouldn’t say it’s a new product offering, the way in which we are packaging it and going to market is, in fact, different and distinct. Greg Rayburn we brought in last year to head up our initiative in that area. He’s going to speak to you in more detail about how we’re doing that, and where we’re going with it. But we are in the process of creating a distinct sub-brand inside the restructuring practice so it’s clear to the business community and the folks who do turnaround, when they hear of that practice, they’re not going to confuse it with our advisory work, which we’ve done for so long and for so well. It’s going to be a very clear connotation that these are market-leading, market-respected practitioners in the area providing Interim Management Services in the full suite, the full C suite, from CEO, COO, CFO, CRO, as the situation may require and dictate.

FTI Capital Advisers, recently renamed, and we’re very excited about this. Jack referenced the middle-market opportunities. We see them to be very right for us, leveraging across the competencies and the synergies in our restructuring practice on the one hand, as well as going out and building a brand and a distinct business on its own merits. We are very fortunate to have Jeff Manning and Howard Loewenberg inside that practice. Jeff from Legg Mason, Howard just recently joins us, he’s an Alex Brown, Deutsche Securities & Loan, top-notch professionals. And I am really looking forward to working with them to add some depth and breadth to that practice, and positioning us to grow there as well.

Transaction Services, we believe that this is a real opportunity for us as the service offering and delivery cycle moves away from the Big 4 into alternative providers. We believe that we have the competencies and the skill sets in which we are going to be credible alternatives to the Big 4. Ed Bartko will talk to you more about that, and what is Transaction Services. Very simply, it’s the provision of buy-side, sell-side due diligence services on behalf of private equity funds or companies, as well as, we have kind of a unique component inside that which is pre-lending and collateral review due diligence, on behalf of commercial lenders and other private equity funds.

And then lastly, as a key piece of our Corporate Finance practice and differentiates us from the competition, is the depth and breadth of our Industry Programs. Carlyn Taylor will talk to you about that in detail, but it’s something that we take a great deal of pride in, we’ve worked on it for a number of years. The areas that we really have focused on are market-leading, they are distinctive, and they provide us a competitive advantage against others in the field by virtue of that.

So, with that, let me turn this over to Greg to talk to you in more detail about IMS.

Gregory F. Rayburn, Senior Managing Director, Corporate Finance/Restructuring

Good morning. Glad to be here today. As DeLain said, I joined FTI at the tail end of last year for a variety of reasons, but one of which was that I had a goal of building a world-class Interim Management Services practice, and FTI had a goal of building a world-class Interim Management Services practice. And so, it seemed to me to make a lot of sense to do that together. And it’s going quite well. We have today an agenda to talk about where we are today with the Interim Management Services group, what we think our competitive advantages are. I want to talk about one engagement that we’re involved in, because it’s fairly typical for the types of services that we provide. And then we’ll talk about some of the other experience that we have as a firm.

Our goal is to create, and as DeLain mentioned separately brand an Interim Management Services practice such that it will stand out as a unique offering within FTI. We have a goal of, when I say “world-class”, we have a goal of becoming one of the top 3 preferred providers in this industry, and that would be among all of the target buyers that we deal with. We intend to create the practice in such a way that it can serve large and complex, middle-market company opportunities, and we will be leveraging the control position that we attain in Interim Management Services in order to provide premium pricing for FTI to drive other service offerings, and I will expand on that a little bit when we talk about our representative engagement.

Our approach is pretty basic. We want to provide leadership with an emphasis on the results that we deliver for our clients. We obviously are in the business of stabilizing distressed situations. We focus on executable strategies. We are not what I would consider to be sort of a high-level strategy unit. We look at what can get done, what needs to get done, and we focus on implementation. So our group is much more on the execution end of the curve in terms of service delivery, and at the end of the day, our goal is to drive value. That value can differ depending upon the engagement. That can be stockholder value for companies that are not in a proceeding, that can be bond value, any sort of form of unsecured or secured debt value, whatever the circumstances are.

As DeLain mentioned, we take roles ranging from CEO, all the way through Treasurers and Controllers, and other roles depending upon the situation. There are a lot of unique aspects to every job. As of today, we have the following individuals that are fully dedicated in our practice, the most recent addition of which was Randall Curran, who just joined us. We had an announcement of that in the past week, and he’s in our Denver office. He was the former CEO of ICG Telecom. Very excited to have him on board. And we have Joe D’Amico in Chicago, Lisa Poulin, in Dallas, Gina Gutzeit in New York, and Sean Gumbs in New York. We have a few other Interim Management Services engagements that are ongoing today that are being run from other FTI professionals because they were already at the client, and those engagements sort of more fit into an Interim Management engagement from an advisory.

We intend to grow the practice by continuing to attract expertise like Randall Curran, seasoned professionals, and to opportunistically look at acquisitions in the Interim Management space. And you know my belief, firmly, that you can’t really position yourself as a world-class Interim Management Service without being fully dedicated, meaning that these people are not pulled in and out, and put on different engagements during the course of the year. Clients need to understand that you are available to help them. You can’t plan for when your next crisis is going to be if you’re a bank, or if you’re an unsecured lender, or you are a Board member. But you need to know where to go, and you need to know that you have some expertise that is specialized in this area.

One big competitive advantage is that FTI has, is its strength of its Industry Programs. And having worked at various firms over the last 23 years, I can tell you that’s a key when you are delivering the kind of service we want to deliver to clients. Very few, if any, other firms have both the breadth and the depth of the industry strength that we have, and I will talk a little bit about our leadership in that area. And you will hear from one of them, Carlyn Taylor, today from the telecom side.

We are, I think, the largest provider of bankruptcy interim management business restructuring advisory services, and DeLain showed you a graph in terms of deals that is recent. And we have a very strong reputation throughout the restructuring community. If you look at our Industry Programs, we have strength in Retail with Kevin Regan, Telecom with Carlyn Taylor, Mike Hamilton in Utility and Energy, Marty Cohen in Healthcare, Louis Robichaux in Healthcare, Scott King, Metals and Steel. These are selective industry programs, this is not every industry program that we have depth and breadth in. This is a key tool for me as an Interim Manager to have in my bag when I go into situations that require industry-specific skill sets, or that have problems that we need to solve that require industry strength. And we run across that quite a bit, and I don’t think our competitors actually have that ability to bring those skills to bear.

We already talked about the Deal listing. Let me talk about what I get most excited about with our practice, which is really what we do. And this is a live current client. We can talk about it because it’s a public company, and so all of the things that I will talk about are public knowledge. We are currently serving, actually, it’s one I am personally doing along with Gina Gutzeit from our New York Office, small specialty pharmaceutical company called aaiPharma. Their former management of the company basically stuffed the channel, those of you who are familiar with software companies, or pharmaceutical, or any other things, know what I mean when I say that. Basically they pushed a lot of inventory in the channel last year, overstated their revenues for the prior year by a fairly significant amount. Prior management was taken out of the company. The Board instituted an investigation, the investigation delayed the filing of the 10-K, all of which put the company’s debt instruments in default, and the company had no access to liquidity. This was all occurring in about the February to March timeframe of this year.

The law firm that was involved with aai referred them to me. I had done some work with this law firm about 10 years ago. I went in as the Interim COO, and there is a list down here of the things that we did. It doesn’t really give you, sort of, the flavor of the timing. We had about 6 weeks to accomplish 2 or 3 of the major items on that list. We had to replace the senior facility with a brand-new loan and a new syndicate, we had to close the sale of a pending product that the buyer was trying to walk away from because of some of the allegations that were being made public about the company at that time, and we had to get bondholder consent to do all of that.

And within about a 6-week period of going in in March, we closed all of those on the same day, and they had to be done simultaneously in order for it to work and provide liquidity for the company. On top of that, we leveraged some of the other services of FTI for the benefit of this client. This client’s NASDAQ lifted, it received a delisting notice, as a lot of companies have in the past. FTI has NASDAQ former Listing Board members on its staff in our Washington office, and we utilized the services of those people for the benefit of this client in preparing for its Board delist hearing, and for all of its communications with NASDAQ. We ultimately got, asked for, received, waivers from NASDAQ in terms of the time that we needed to go in and actually complete the filing of the K’s, and the Q’s, and we avoided a delist situation. And we did that partly on the strength of having that expertise resident within FTI, which is something that our competitors don’t have.

I think DeLain mentioned Jeff Manning a little bit earlier for our Capital Advisors Group. He has also been in involved in discussions about different forms of transactions that the company has considered as part of its recapitalization. So, you know, for me it’s great to be able to do what we do in an environment where we have multiple bullets that we can put in the gun to help solve the problem, with a lot of talent across the spectrum of FTI, and we can bring that talent to bear for clients in such a way that, I think, separates us from the market.

These are some representative engagements that the people in our group have been involved in. And you can tell from this that they are across the board, from very large, like WorldCom, to very small, and everything in between. We’re in a market right now where I think more work is getting done outside of bankruptcy filings as opposed to infiling, and from an Interim Management standpoint, it doesn’t make any difference to us. There are different nuances of being in a Chapter 11, but the outside of Chapter 11 deal flow hasn’t really changed very much, it’s very constant.

Having said all of that, I would be glad to take questions from you before I turn it over to Ed Bartko, to talk about Transaction Services, and I thank you for your time.

Dominic DiNapoli, Executive Vice President and Chief Operating Officer

We’ll also have time at the end for questions as well, so we can – thank you very much Greg.

Edward A. Bartko, Senior Managing Director, Corporate Finance/Restructuring

Good morning. I’m Ed Bartko, and as Dom said, I’ve been charged with the opportunity, as I see it, to lead a very exciting practice within FTI, and that’s the Transaction Advisory Services Practice.

There are really 4 buckets of services that I’m going to talk to today, that we provide through our TAS group, and the first one is the Buyer Services. This is one that I am sure many of you are familiar with, which is the traditional due diligence that we do. But additionally, what we are seeing in the marketplace is that there is a real need for corporates to actually go through what we call sell-side due diligence, where you actually conduct a mock due diligence on behalf of the seller, and in fact we are actually seeing some of the private equity group sponsors who are thinking about this service as well, so that the problem areas can be identified before the particular opportunity is put on the Street.

Additionally, there is a number of post-acquisition integration opportunities that we are seeing in the marketplace, where our skill set can let us fill those needs of our potential clients. One being, which is really interesting, which is this back-office preparation for public equity and debt offerings, particularly where the particular target that was purchased was in fact a carve-out from a much larger company, and there is another skill set inside that organization to deal with the regulatory filing environment.

And then finally, the purchase price dispute area, which is really a funny area for me, having served as an advisor, as an arbiter, and also as an expert, so I’ve had the marketplace come at me from all different directions. But it’s also one of our service areas that we can bring our strength and knowledge in going through the due diligence exercise, and apply that in that area.

What I’ll do now, on the next two slides is put some framing around this, and just talk about our clients. We really have 2 groups that we’re targeting. First is the private equity group, and you can see here in this slide some of the types of private equity groups that we are representing. They are certainly household names in the marketplace. There are others, I just did this for representation purposes. But we have the very, very large funds, and all the way down to those who might just be starting and just raised a couple hundred million dollars.

On the next slide, in terms of corporates, the 3 that I’ve indicated here, I did that for a purpose, because it gives an example of the different offerings that I talked about earlier. On Enron, Enron we’ve actually served, and continue to serve, as their advisors in major purchase price disputes. In terms of Maximus, because of the real concerns on the audit committee’s standpoint concerning Sarbanes-Oxley, we were brought in to do a due diligence project for a target company that they were looking at. And they’re a New York

Stock Exchange company. And then finally, Teleglobe was one of those post-acquisition integration areas where we actually served in a back-office role, in helping them complete their S-4 on a major transaction that they were doing in acquiring another telecom company.

Next, in looking at where our staff is concentrated, and the one thing I will – I do want to explain to you today is that, the direction that we’re taking is to have a core group of people who get up in the morning, and all they do is think about transaction advisor services. And then we reach out into the rest of the organization to fill our staffing needs, both at a senior level, as well as a staff level. We currently have people in Los Angeles, New York, Philadelphia, and Washington, and we’re actively working right now to expand our resource base in Chicago and Dallas, as well as where we have our current people located in those 4 offices.

Let me talk about some of the people that are leading this charge for FTI. In terms of each of these individuals, they bring industry, Big 4, CPA credentials, many years of experience. Most of us have worked for transaction services practices in many of the Big 4 firms. So we’re not coming at this as if it’s the first time we’re working here. We all have deep GAAP experience, generally accepted accounting principle experience, which is very, very important in doing this due diligence today. We have a long-term, deep relationship with many of the organizations in the private equity group as well as in the corporate group. And additionally, as was indicated earlier in one of DeLain’s slides, we also have some very deep tax experience. Steve Joffe, whose name isn’t on here, he runs that tax practice for us, has many, many years of M&A experience. So from the standpoint of going up against, really our major competitor in this particular space is the Big 4, that we can provide the same type of service that we were used to providing, while in fact we were partners in the Big 4.

And now what I’ll do is talk a little bit more in depth about those 4 service areas. In terms of the Stages, I did that intentionally to give you some idea as to entry points for us, because there are different entry points where we can get involved. The first one is really in Stage 2, and that’s the initial evaluation. While that’s one that, quite frankly, right now we are not where I’d like to be, but the earlier, obviously, that we can get into a transaction, then obviously we’re going to be more involved, and therefore more fee is generated. Right now, if you go to the next slide, and you see Stage 4, Stage 4 right now is our primary entry point, both for the private equity group and the strategic buyers, where we are doing the detailed due diligence. So the target’s been identified, they’ve made their initial assessment, and they decide to go forward. Sometimes it’s just for the first bid. So, it’s not always that that would be the initial due diligence, but certainly from a deep due diligence standpoint, that’s our normal entry point.

In terms of our contacts for getting into these particular transactions, obviously the private equity group, or through the various senior managing directors in their organizations. And inside the strategic buyers, it would be through the CFOs, the corporate development, and interesting enough, the general counsel’s office. And because of our large Forensic and Litigation practice, we in fact have been introduced to big corporates through the general counsel’s office, really showing the cross-selling opportunities available within FTI.

And then finally, a new area that is developing for us is from the audit committee, actually serving the audit committee in their responsibilities of carrying out their duties and the additional responsibilities that have been brought upon them because of Sarbanes-Oxley, where they want their own independent advisors. So it’s another exciting entry point for us.

In terms of the seller services, this is one where, actually our entry point is closer to Stage 1 in terms of strategic assessment, because many, many of the transactions that we’re involved in and trying to get involved in really concern carve-out situations in major corporates. Where, quite honestly those parts of the business, I like to use the term, haven’t seen the light of day, have really never been audited. And so there’s come interesting challenges in that point, and we see that we can bring an independent view in working at that early stage. And as we said there in Stage 2 on this slide, identifying the carve-out in transition issues tends to be one of the biggest challenges that face the strategic sellers.

In terms of again our entry points, obviously we are looking for organizations that are going through mass restructurings, or have had a decision to go back to their core. Certainly working with the rest of the FTI organization, those opportunities come to us, you know, sometimes much sooner than they are on the marketplace. And the entry points again would be CEO, CFO, and the audit committee.

Post-acquisition services. What we have found is that as private equity groups do their transaction, as there are spin-outs from large corporates, there’s a vacuum that exists on Day 1 after the transaction, in terms of some very important things that need to be addressed. And, I’ve also seen a movement in the marketplace to very quickly go into the public debt market to pay for part of the transactions that were done by the private equity groups, much faster than I have experienced in my 30 years working in this area. So, one of the areas that we have been focusing on is that preparation for public debt and equity. Teleglobe was an example of one that we worked on. And those engagements are nice because they - that took about 6, well actually took us 9 months. So it’s nice to have that continual opportunity to work on a project without having to go through the normal starts and stops that you would in providing due diligence services. And then finally here, just another point of emphasis is the purchase price adjustment quantification, and a scenario where we can bring our expertise, as it relates to GAAP issues, tax issues, in dealing with purchase price disputes.

On the next slide, in terms of industry expertise, these are the areas that from the Transaction Advisory Services team, the SMD’s [Senior Managing Directors] that I had indicated earlier, where we have our deep experience in actually conducting due diligence transactions and services. This is not meant to be all-inclusive. Just as recent as yesterday, we were asked to work on an oil tanker transaction, and I was able to dig deep into the organization, and actually through John Klick’s group, find the kind of person that I needed to help us secure that job.

And finally, in terms of the post-acquisition dispute advisory services here, the – primarily relates to purchase price disputes. Unfortunately, many, many transactions are drafted in such a way that I believe they are set up for disputes, and this to me is a growing practice as opposed to a shrinking practice. The purchase price disputes are getting larger and larger. I worked on one where it was a $285 million transaction, and the purchase price dispute started out at $165 million. There is another transaction that we’re also working on where the purchase price dispute is in excess of $4 billion, on a major transaction. So this is one area that is really expanding, and as indicated there, we can bring that independent viewpoint as to the purchase price disputes that are being thrown up, and a lot of times, they are around very sophisticated and very narrow areas of GAAP.

On the next slide, just as I was saying, the assessment of GAAP is very, very important. But also, one thing that we can provide, and do feel very comfortable in doing, that maybe some of our competitors do not, is that we’re very comfortable in providing testimony as it relates to the reasonableness of the range of settlement, which I have personally done in the Enron bankruptcy.

So with that, I will put it out there for any questions.

QUESTION AND ANSWER SECTION

<A – Ed Bartko>: Bob?

<Q>: Are there a distinct number of people that work in this - distinct number of people that work in this area, or - and you said you drew on other parts of the firm. How many people are in this? Where do you see that number going in a year or two?

<A – Ed Bartko>: Sure. That one slide I had where we had the 6 SMD’s, as I said those individuals are charged with the responsibility of getting up in the morning and thinking about due diligence transaction services. The intention is to basically have a core group of about 25 initially, who sit in that environment of getting up in the morning, and then growing it to 50 over – we have as a 3-year plan, to be that core group, but again we’ll let the market determine. We just had 2 new hires here that we announced last week, that came to us out of Arthur Anderson. But the intention is right now to have about 20 to 25 of us, who are doing this right now on a full-time basis, and then we just pull in to the rest of the organization to support our needs.

<Q>: [Inaudible] big increase [Inaudible]?

<A – Ed Bartko>: Well, the 6 are the SMD’s, and each one of us have our own lieutenants. So right now we’re probably, I think I noticed we’re about 19 of us who are there right now. And we’re trying to add to that, to get to that 20, 25 by the end of the year.

<Q>: A question for you on the source of referrals. And where are you finding you are getting, on a percentage basis, where are you getting your referrals from, inside FTI and outside FTI. And then, also a question about how you handle, I guess, revenue sharing in this type of referral arrangement, internally.

<A – Ed Bartko>: Sure, no problem. I’m happy to say that most of our referrals are coming from inside FTI. In our recent 2 hires, Pat Donoghue and Anuj Bahal, one of my pitches to them to have them join us, and they’re 2 very, very seasoned Arthur Andersen partners who went to S&P, and then decided that our platform was better to do the due diligence work. I committed to them that there would be a lot of work coming over the wall. And just in the last week, we’ve had 3 jobs over the wall, from inside. The nice thing is, is that one came out of Litigation, and one came out of the Economics group. So, I’m seeing the power of that cross-selling, which I was at PwC and their predecessor firms for over 30 years, so I know what that’s all about. And I can tell you that environment is here.

In terms of the second question, one of the – I’ll give a pitch here for Jack and Ted. Having been in the Big 8, Big 6, Big 4, I went all through of them, myself. The revenue sharing is not an issue. I mean there’s just not any silos. I have people working from the Lit practice, out an engagement right now, for CSFB. I’m going to use Economics people on this oil tanker transaction, as I indicated to you. So that tension’s not inside FTI, and that makes you move more freely, I believe, across the organization. As opposed to what I experienced with inside my predecessor Big 4, Big 6, Big 8 firms.

<A – Ted Pincus>: Bill, also, as part of the answer to that, as part of what I would call the qualitative aspects of people’s performance, in terms of discretionary portions of their compensation, their ability to capitalize on the integrated nature of our business weighs heavily in that aspect, as well as the mechanics of the incentive compensations.

<Q>: Could you talk about the timing of the new office openings and, kind of, the costs associated with it? And kind of the start-up, when the breakeven is for a new office.

<A – Ed Bartko>: I mean the good news is these aren’t new offices. These are existing FTI locations. Because one of the things that we want to do is to take advantage of that cross-selling opportunity. So, you know, from that standpoint, the only cost we have, really, is getting the signing bonuses for the senior people that we want. And then, you know, any downtime. But, as I said, we’ve been very fortunate that the downtime for our 2 new people has been no days.

<A – Ted Pincus>: Let me just elaborate on that a bit to remind people - we have 24 offices in the United States, and not all of those offices include every one of the practices that we are involved in. Ed put up on the screen that he hopes to have his particular practice resident, what was it, in 8 of our offices, I believe. And depending on the markets in each of those cities, they will lend themselves to, not necessarily, all of the individual practice areas. But, there’s no additional overhead associated with putting any of these other practices into those existing offices. Nor do we have plans, currently, to add any additional offices in the United States.

<Q>: Can you talk about how clients pay you in this practice versus the rest of FTI? And then, what that means from a compensation standpoint for the professionals in this practice?

<A – Ed Bartko>: We’re not paid any differently. It is a time and material practice. And that’s really for very obvious reasons. I think it’s going to be very difficult to have a success fee, because you really couldn’t be independent. But from a pricing perspective, we have our, you know, rack rates that we charge and, quite honestly, have had no problem in collecting those. And the compensation, I’d prefer not to speak to that. But mine’s too low. [Laughter]

<A>: Say more about the leadership, I mean the [Inaudible].

<A – Ted Pincus>: Josh, I also want to point out that maybe this is a question for Ed, I’m kind of curious myself. In your experience, how many due diligence assignments actually result in findings in which your – it becomes clear that the particular target should not be continued to be sought after? In other words, no-go’s as a result of your findings.

<A – Ed Bartko>: Well, certainly the reason that we pitch to hire us, is to indicate that we’re not afraid to tell people that they shouldn’t do a deal. Because many times, the sponsor of the deal does get married to it. You know, it’s not unusual, you know, I wouldn’t say it’s a lot, but certainly from a findings perspective, I would say that I have never worked on a due diligence assignment where I haven’t been able to pay for our fees through some kind of finding. And certainly, in the purchase price area, one of the recent ones I worked on, I can’t say who it was because it was a semi-private deal, but the buyer wanted $3 million from the seller. And we ended up saying, no, you owe us $25 million. And the buyer ended up paying $15 million to the seller. So it’s certainly, the one thing about this part of the business is there is an immediate, in many respects direct correlation to our work and to the benefit that we’ve brought to the client. That’s why I think we can get our rates in that regard.

<A>: There was a question on the start-up cost. You know, as Ted indicated, we’re not opening up new office locations for this practice. But when we look at, you know, we looked at the Corporate Finance practice, particularly on the bankruptcy side. When the bankruptcies level go up, the economy’s getting better. It’s just logical that there’ll be more M&A activity, which we’re starting to see pick up, and that would cause a need for more transaction advisory services like the services that Ed had just described.

We’re able to move our people from Corporate Finance, or the bankruptcy side, into Transaction Services because, you know, one of the things that we’ve built, and I’m sure you’ve all seen the wheel, and these were all complimentary practices with complimentary skill sets, so we’re able to better manage our utilization by moving people from practice to practice, depending on which practice is the hottest. And the professionals love it. I mean, the morale is best when people are busy. And we enjoy the ability to move them from practice to practice. And we’re not, you know, looking to add on practices, necessarily, that are, you know, don’t have the relative same skill sets that we have in-house. I mean, it allows us to keep our numbers and margins the way that Ted has been boasting about from this morning.

And this is a proven model. In fact, Dom and I did it at PwC, where we moved people back and forth from the TS business into the bankruptcy business at its heyday, because the skill sets are so unique. So, it’s not something new that we’re trying to do for the first time in the marketplace.

<Q>: When somebody is transferred from one segment to another segment, from the [Inaudible] consulting to the corporate finance, how is that revenue reported?

<A – Ed Bartko>: Yes. Actually, it’s not necessarily transferring of people across segments. It’s a projects that it will include the appropriate skill sets from wherever they happen to reside within FTI. In general, the revenues follow the people at FTI, to start with. But as we said earlier, the ability to cross-refer and to manage projects that include cross skill sets of people is inherent in our compensation systems. But the revenues do follow the people. If a person obviously is in one of the other segments, and again there are only 3 segments, and then finds themselves heavily involved in another segment for a long period of time, then there might come a time in which you would actually transfer that person from segment to segment. We’ve had a very limited number of those situations. And then that person’s revenues from that point on would accrue to the particular segment they’re in.

<Q>: Can you break down the $159 million of incremental revenue in the 5 areas of Corporate Finance/Restructuring?

<A – Ted Pincus>: That’s a level of detail that we prefer not to get into at this stage of our evolution, certainly. I mean, because these practices are really, as a whole, we have, I would guess, more than two dozen different practice areas inherent in our 3 segments. We’ve brought people together today to discuss about 8 of them. But, I think what we want to really avoid doing – we’ll be glad to as we’ve said, when Eddie gave you an indication of how many people are assigned full-time, that he brings people in and out of it. But, tracking the particular revenues and the particular metrics of a given practice within a segment is not especially useful. What is useful to us is whether or not it’s an expanding component of our business, or a static component, or a shrinking component. But the particular metrics would just get into a level of detail that we’re not prepared to discuss at this point.

<A – Ed Bartko>: If you really think about it, the commitment is really at the very senior level, and they’re the ones that have the most expertise in their selling. The staff are interchangeable. They don’t, you know, it’s not really that important whether or not – some it’s done, IMS work, is now working on a credit-aside bankruptcy. They’re able to see a broader spectrum of cases, and it’s all in that Corporate Finance line of service. So, you know, the senior level, we’ve laid out some of the numbers at the various sub-groups within the divisions. But, the staff are totally interchangeable within the divisions, and as I indicated earlier, we do, very successfully, move staff from working on the Forensic work to Restructuring work if that’s hot. Or, from Restructuring, you know, to the Litigation and Forensic, if that’s an area where there’s a need.

<Q>: The metrics that you are giving for the Corporate Finance costs. Are they all the same for those 5 areas?

<A – Ted Pincus>: That is the grand total of all of the probably 5 areas. There’s really more than 5, some are in stages of evolution, frankly, also. That’s the grand total of all of them within that particular segment. As you might imagine, the finer you slice it, the more variable it’s going to be in any particular short period of time, and therefore the less useful it will be to look at it over a particular short period of time, as well.

<Q>: Just further on that point, if I understand you correctly then, the billable people in Corporate Finance from one quarter to the next, that’s the same group of people?

<A – Ted Pincus>: In Corporate Finance. That’s correct. That is correct. In general, with so few exceptions in terms of actual transfers between the 3 segments, it’s the same group of people in the 3 segments. But within the segments, again, we have more than 2 dozen practice areas, and there is an enormous amount of interchange of people among those practice areas, but within the segments.

<A – Ed Bartko>: Now I’ll turn it over to Carlyn. Thank you.

MANAGEMENT DISCUSSION SECTION

Carlyn R. Taylor, Senior Managing Director, Corporate Finance/Restructuring

Good morning. I’m here to talk about something that I’ve been involved in for a number of years and very excited about, which is our Industry Program. And, when we were in the – I’m an alum of PwC, and there was this always this debate: do you put people in products or do you put them in industries? And I’ve always been a believer that it’s not an either/or question. There are some industries that require very specialized expertise, and if you look at it, law firms or investment funds and so forth, do they specialize people in certain industries, and the answer is they do in some and not others, and it really depends on the industries.

But I think we’ve got the right mix. We’ve got 5 industry groups that are really dedicated to their industry. We have other industry expertise, but those tend to be people that are devoted more to a product, and they do those industries more than they do other industries, but these are dedicated professionals. We have 5 groups within Corporate Finance. So I’m going to talk about Corporate Finance, but in the industry side. We are communicating across divisions of FTI, working very actively with both Economic Consulting, as well as the Forensic and Litigation practice. So, what the industry practices provide is a level of unique expertise in that sector, but then we diversify out in terms of products much more than the rest of maybe the Corporate Finance practice, because some of us are doing strategy consulting, performance improvement, and other things I’m going to talk about that are unique to particular sectors.

So these are the 5 industry leaders, I lead the telecom practice. Each of these sectors has 2 to 4 dedicated SMD’s who really do 99% this industry. Then depending on the practice, there are also dedicated MD’s, some of us have dedicated all the way up and down. There’s about, at any given time, 40 to 50 people working in these dedicated industries. We went through the bankruptcy boom, I mean, I come from the background of having done non-restructuring work in telecom, built up a whole team doing all sorts of work that wasn’t restructuring related, hit the restructuring boom, moved the whole practice into restructuring, taught all my industry people how to do restructuring, brought some restructuring people in and taught them telecom, went through the boom. We did about 85 cases. We’re still doing a number of restructurings.

But basically, we benefit from any situation where there’s disruption in the industry, and these are some of the key industries where there is some level of constant disruption in the industry that produces work for us. We are either building or re-establishing our market presence in doing non-restructuring work in addition to restructuring. There’s clearly a lot of restructuring work going on in all 5 of these sectors. Some of the sectors are doing a lot more non-restructuring work than others. We’re all doing a pretty significant amount of non-restructuring work, which I’m going to talk about.

So, the main additional services that we provide for these industries are these 5 things that we’re leveraging off other parts of the firm. The M&A advisory and capital raising is probably the one we’re most excited about, or at least from my perspective. The middle market boutique investment bank has been a fantastic opportunity for, certainly, my industry group. I mean, from the time those individuals got hired into the firm we had them out at clients, and we’re doing a number of joint engagements with them. So that’s been a great boon for us.

The other side, on the company side, in what we sort of call either business process consulting, or strategy consulting, or performance improvement consulting, depending on what the client’s looking for, we’ve won a number of engagements in this sector. Several of the industry groups are doing this. Real estate’s doing a quite a bit of it, telecom’s doing quite a bit of it, and we’re moving into it in healthcare and so forth. Ed mentioned, talked about our transaction services, or due diligence. Basically, certain sectors, they sort of swing from being restructuring over to M&A, certainly in telecom, because of the economics of telecom of high fixed and sunk costs, it’s driving towards consolidation. So when the market’s cool there’s restructuring work, when the market starts to get a little bit better, it swings very rapidly into consolidation work. We’re doing, easily 3 or 4 times as much of this work as we were doing a year ago, in transaction advisory type work.

Another thing is, a number of us have litigation backgrounds, and we sell ourselves as industry experts in litigation services. We work very actively with the litigation side of the house. We have engagements where some of us are expert witnesses because we have the industry expertise. Some of the people on the litigation side of the house are helping us run those projects, or they’re working with us on those. And, so there is a fair amount of litigation work that is going on in the Corporate Finance practice among the industry specialties, and then valuation services. Now, each of these 5 practices are run by people with 12 to 25 years of experience in that industry.

All right. So, I’m going to talk about Energy Practice first. The Energy Practice is still in a restructuring wave. Those of you that follow the troubled company sector know that there’s a lot of restructuring going on in the industry sector, and there are still a number of very large cases going on in Energy. This covers oil and gas, various types of utilities, and so forth. Our practice in this area is still very actively in the restructuring phase. Mike Hamilton joined FTI, not as part of the PwC/BRS transaction, but he did come out PwC, many of us knew him. He has been involved in every major utility restructuring just about since 1989. He’s been involved consulting or doing accounting in the industry since 1972, and we really have a good expertise in this industry. This is one which is building up and has great potential, they’re starting to expand beyond just restructuring work because of their expertise in the litigation rate cases and forensic accounting, strategy consulting, and so forth.

Okay, Healthcare. Healthcare is one where we have people leading the practice who were executives in healthcare for a number of years before they came into consulting. So we have people with clear industry expertise. Healthcare is unique. It has its own jargon, it’s regulated, it’s full of pricing pressure. Healthcare is very much like telecom except for the sunk cost nature of it. You’ve really got to be in healthcare to know what’s going on. You don’t go in there and sell services if you’re not doing healthcare full-time. So this practice, I mean, they pointed out and they helped me put this together, each of these practices, talk about what they do. The industry is going through such upheaval, and this is an area it’s almost constant. A lot of forensic accounting issues here, a lot of industry issues from regulations, from government pricing pressure, and so forth. So the healthcare industry continues to be under significant pressure. Any industry with disruption generates work for people like us.

So these are all the areas that Marty Cohen and Louis Robichaux are, who lead that practice, are involved in. They gave me an example. A lot of it, as you can see, is very specific healthcare type consulting: settlement negotiations, regulatory compliance, fraud investigations, in that sector. And then you get to the general things which are valuation, M&A, strategic planning, those sorts of things.

Real estate. We have a fair-sized group in Real Estate. It’s based in Los Angeles, has professionals in Dallas and Charlotte. It’s a dedicated group led by Ron Greenspan and some other SMD’s. He’s got 25 years experience in real estate, has been an executive in the industry before being in predecessor firms to FTI since ‘91. This is a very strong industry practice. They run the gamut. They’re doing strategy consulting. I’ll give you a couple of examples, but everything from litigation, very active in the restructuring market. Even when the market goes up, there’s still disruption in real estate. It’s kind of one of those boom-and-bust industries, and they benefit from that. A lot of due diligence and transaction work. They’re doing a lot of work in mortgage-backed securities, which is a growing area.

So here are some examples of their recent engagements to give you a flavor of both the restructuring and non-restructuring work they’re doing. For example, they just got retained by a major retailer in the U.S. to do its corporate real estate strategy and find it a new corporate headquarters. Okay, so that’s maybe not something you thought FTI Corporate Finance was doing, but in these industry segments we’re very actively out doing basic consulting and financial consulting type work for these sectors. In litigation, they’re involved in some major disputes in the mortgage-backed securities industry.

A number of us in the industry practices have international type practices. We’re doing work, I mean, our practice is doing work actively in Latin America, the Caribbean, just got back from doing work in Hong Kong. The real estate practice is also doing a fair amount of international work, and so they’re assisting in international hospitality in a restructuring project, for example. And then, they tell me that there is a persistent troubled property sector in real estate. There’s a lot of different sectors in real estate, and at any given time there’s often overbuilding and so forth in some sectors: hospitality, hospitals and so forth.

Okay, Retail. We have 2 SMD’s who are full-time devoted to retail. This is a sector, I mean, Retail is one, going back 10 years in being in this type of a practice, it doesn’t matter whether the economy’s booming or busting, there’s always retail restructuring. Small, large, and so forth, retail seems to be an area of constant building and overbuilding and crashing and this, sort of this creative destruction cycle that goes on in retail, no matter what the economy’s doing. So we have people devoted to that sector, Kevin Regan leads that. He was 15 years as a CFO in various retail companies before coming back into the consulting environment, has led dozens of retail engagements. He gave a couple of examples of Footstar and KB Toys, those are some of the ones that he could publicly disclose that he’s working on.

Okay. The one that I know and love best, Telecom. We have 20 people, with 10 senior people, and then 10 people medium to junior level devoted to the Telecom sector. We are in 8 cities around the country. We provide all types of the financial consulting I’m going to talk about to all of these sectors. And within Telecom, there’s a lot of very detailed expertise in each of these sectors, so I have either SMD’s or MD’s who are specialists in various of these sectors.

The thing about telecom is it creates work. It’s just been through massive upheaval and displacement. We don’t see that changing. What we do see, I mean, we have some internal databases, we have published a lot of this data, we’ve been tracking telecom bankruptcies for 4 years on a quarterly basis. It was definitely a huge boom cycle of bankruptcies. There were 20 to 21 bankruptcies in the sector per quarter for about 8 quarters straight. It came down to 3 or 4 and last year there hit a quarter where there was only 1.

Fortunately, or unfortunately for the sector, the bankruptcies are coming a little bit back up, but the companies that are still around are a little bit better quality, better managed, but they’re still being heavily hit by what’s going on in the sector. Most people don’t realize that telecom is actually shrinking. The entire retail market is shrinking, say its revenues. There’s massive disruption in revenues moving from the wire line and fiber side of the business over to wireless and cable, and there’s huge number of middle-market companies out there in telecom. Names most of you have never heard of, possibly, unless you get involved in telecom, dozens of CLEC’s [competitive local exchange carriers], dozens of middle-market companies of all types in telecom. And we still see massive price erosion, and the stuff that created the big boom in bankruptcies has dissipated somewhat, and our business has moved from mostly doing restructurings, because quite frankly we were turning down the other kinds of work because we couldn’t do it all, to back to a more diversified portfolio of doing performance improvement strategy work, M&A work in financing, some litigation work, and a continuing stream of restructuring work.

So today I have talked about, I have put a couple of examples in here. We do maintain an active number of projects of litigation support and expert testimony. That work is done partly by people in Corporate Finance and partly by people in Forensic and Litigation, where we have joint teams working on projects. We’re doing a lot of projects with FTI Capital Advisors, and they’re a great selling point for our practice. We know a lot of companies that can use that kind of service and we and the FTI Capital Advisors, investment bankers, are providing those services together to those companies.

Business practice improvement one is an exciting one for us. This is cost reduction, how do we do what we do better? We just won a major assignment. We were competing with 3 other brand-name strategy firms, and we had the best relationship there. We got it based on our relationship and past work with the CEO, and we just launched that project. It could be a lengthy assignment.

We are seeing a lot of transaction work in due diligence and then I mentioned the international. On the international, for example, we are also doing Chief Restructuring Officer engagements. We have 2. Randy Curran joined the practice, as was mentioned earlier by Greg. We had him on a Telecom assignment within the first week. And then there’s another major one going on in the Caribbean at a company.

I wanted to give you an example of one engagement. This is very large engagement that’s been going on since January. This is a project that we co-sold with the investment bank, and just to give you a flavor for what is, the Board of a privately-held, medium-sized telecom company, I won’t tell you the sector in the interest of protecting confidentiality, was experiencing some liquidity crunch, not at the point where it would file bankruptcy, not running out of cash, equity still worth quite a bit, company’s worth quite a bit more than the debt on the company, but lenders were getting a bit anxious. The Board decided it would probably make sense to do a consolidation merger transaction, and hired us to explore any options: Should they raise debt? Should they raise equity? Should they do a merger sale? What should they do?

So we worked with the company to get an amendment to their credit facility. We got that done. We helped them with their business plan and refinement. Actually, the results from having tweaked that in the first quarter were starting to come in nice in the summer as far as improvement in their core performance. And then we assessed these various options and decided with the Board that a merger was actually a very good option. There were a number of good parties who were very interested. So we went through a process to come to a merger partner, and we are in the last stages of getting to a deal with one party. So that engagement is structured as: some retainers, some payments for the consulting type of services, plus a success fee for the investment banking merger services. If we raise money for the company, we get a fee for that. It’s a combination of time and materials and retainers for certain types of work, plus success fees for investment banking type of work.

We had discussions with 12 parties. You can see the range of things we did for them. And another important thing, we have a significant tax structuring issue here, and we used our tax specialist who helped figure out some tax structuring issues for 2 of the finalists in the merger discussions.

One other thing, we reached out to the - Forensic Litigation Practice has a unique database practice. They have an electronic data room. We were able to put up a website with all of the documents for buyers to take a look at, merger partners to take a look at, that was done by the other side of the house, and we got a fee for them doing that work, and had brought them into this project. So we used basically four different parts of FTI to deliver this service to this client.

Okay, questions?

QUESTION AND ANSWER SECTION

<Q>: I get a sense from listening to all of you this morning that the traditional bankruptcy restructuring area is even smaller as a percentage of the company than maybe a lot of us perceived, because you’re doing so many other things where you used to be in that area, and now you’re doing things that aren’t dependent on the recession or down cycle or high yield bonds going bad, is that fair?

<A – Carlyn Taylor>: I think that’s fair. I mean, first of all though, that core practice is definitely still there. We are the industry leader in that. You know that, we don’t need to come tell you about that. So maybe that’s why we’re not as much at this discussion. I can tell you from my own Telecom Practice where I track the type of engagements very, very closely, half the fees come from that. But 2 years ago it was 90%-plus of the fees. Now, the fees are still constant and there. But 5 years ago, I was getting 10% of the fees from bankruptcy restructuring. So we’ve gone back to what we used to do before the bust cycle hit. We used to do all these kind of things. I had a very diversified telecom practice at PricewaterhouseCoopers. Then the bust hit, we all ran to do that kind of work because that’s what was there, and as it eased we came back to do things we’ve been doing for years. But I never had a good investment bank. Now I do.

<A>: Carlyn, maybe - let me amplify a couple of comments on there. This is a plan we’ve actually had in place for the 7-plus years I’ve been in this practice. The one thing we can’t do is create demand. I can’t make a company go bad. And so, we position ourselves to be the market leader and have a dominant market position inside that space as the opportunities arise. But we can make money in the other times as well, and so we consciously develop programs and people who have the capacity to do different things. What you’re seeing is more of a description of that today. I think FTI before the BRS practice joined was probably more specifically focused on what we would refer to as senior lender representation, and more directly tied to the restructuring phase. But it was also a phenomenal time for restructuring, the previous several years before we joined as well.

We have no plans to dilute our space in the corporate restructuring world. One other thing I didn’t spend any time on, or I glossed over quickly, was just the League tables from The Deal, which demonstrates the size of our practice as measured by active Chapter 11 cases. And I think as of the - it was published in June for the quarter ending March, we had a 108 active cases, and the next largest competitor out there had in the 60’s. And it’s been that way for 3 consecutive quarters, and we hope to continue that space as we go forward. Also, as Dom mentioned this earlier, our plan is, by design, to hire people and to get into businesses which have complimentary skill sets, so that we’re not creating an aggregation of individual-distinct practice units that can’t leverage together. The whole plan is to have highly dedicated market-focused senior people, which would go out and drive the revenue cycle, and then we move our people as we need them to fill the demand.

<Q>: Yes, this question is to be with Ted. In the second quarter you were at 84% utilization rate for your corporate financials – Corporate Finance group. The projection for 84, for ‘04 is at 80%, that’s basically a 400 basis point decline. Could you discuss that?

<A – Ted Pincus>: That’s something I would prefer to keep to the general Q&A. This particular session, we’d like to have questions related at this point to the individual speakers. I mean, unless we’re completed with questions regarding Carlyn’s practice, I’ll take that, but I would at this moment really like to keep it open, and save your question until later if we could, as a more general question.

<Q>: No, this is related to this sector because it’s the Corporate Finance sector I’m talking about. Because I’m just talking about the rate in terms utilization, which was 84% in the second quarter. But the projection for ‘04 is 80%, which is like a 400 basis point decline.

<A – Ted Pincus>: Well, I mean the forecast for the entire Corporate Finance restructuring business is—

<Q>: 80% I think.

<A – Ted Pincus>: - is 80%, and we have somewhat exceeded that in the first and the second quarters, I grant you that. But we are coming into our third quarter of the year, which we have all said has been historically the weakest quarter for FTI. And our utilizations in the third quarter never equal that of the first and the second quarter, and we still believe that for the year taken as a whole we will either equal or exceed these particular targets. So, I wouldn’t necessarily look upon it as a decline, but probably more of a seasonal factor, taking the entire year into account then anything else. And then within the individual practices, within any of the segments, it will vary all over the place. I think you’ve heard just how integrated our businesses really are, I saw some of the looks on the faces out there, that this is fairly new to people out there. These businesses have been integrated like this going way back in time, as Carlyn said, she’s run from 10% to 90% of the business being pure restructuring, but you could probably take some of the other industries and they would have run from 90% to 10%, for example, over the same period of time. So again, all these metrics are for the segment taken as a whole, and we hope that we’ve been reasonably realistic about them, but we don’t consider that there’s a decline about to happen, or anything like that, just seasonal factors.

<Q>: How much visibility do you have on the demand for the services from your group, and what is your general sense of size of the group for the foreseeable future?

<A – Carlyn Taylor>: Yes, I mean, you know, like I said, I’ve been running this telecom industry practice going back into its Pricewaterhouse days. I started it in about ‘95, ran it from 8 people, to 12, to 14. At the height of, you know, when we were representing Global Crossing and Exo and Williams, and you know, there was a quarter when we were still at PwC when we - I had it at 27 people. It was too many to manage, and so forth. The low point was third quarter of last year, and I was at 16 people. I’ve run it back up to 20.

The demand in ‘04 exceeded my own expectation. I’ve been importing staff from other parts, you know, how many headcount I’ve got dedicated is also, is a different number of how many headcount I have working on active projects. So you always have to think about, okay am I importing or am I exporting staff to other parts of FTI. And so the cycle swings back and forth between importing and exporting, but right now the team of SMD’s that work in the telecom group, we’re importing. So we have 20 dedicated people, we have 4 people start in the second quarter, and they are full time busy, and we’re hiring.

Now, you know, again, the demand in ‘04 exceeded what I thought because the second half of ‘03 – it’s sort of funny. One of my MD’s described it very accurately. He said when the cycle switches from one cycle to the next, right in the middle there’s a lull between when bankruptcies are high and when M&A is high. There is a transition time, and it’s 2 to 3 months usually in the market. And we’ve seen that transition several times, and we saw it last third quarter in telecom, but we’re very, very busy. And I think the other industry practices, from what I understand, are also very, very busy.

<A>: I also want to point out that we really don’t manage ourselves to try and have sequential growth quarter to quarter. We look at a year taken as a whole. We allocate our resources on an annual basis. We tend to do a lot of our hiring – well the different practices do it somewhat differently, but we tend to do our hiring at discrete times during the year. And we don’t actually strive - the nature of the industry is such that it’s almost foolish to try to have quarter-over-quarter growth because, as I say, the finer you cut the time period, the more variable it’s going to be, and so we do do our planning on an annual basis for the most part.

<Q>: Hi. You [Inaudible] about 10 senior people and 10 other than senior people within your practice area. What is the breakdown for the other 4 areas of the specialized practice?

<A – Carlyn Taylor>: Okay, each of the specialized practices has at least 2 dedicated SMD’s. And some of them have 3. And then they have varying levels - some of those practices have people all the way down to the lowest level of staff that are more or less dedicated. I tried to kind of do a little bit of a count, and I think there’s approximately 40 to 50 people, at any one time, are working full-time in these 5 industry groups. So, you’re talking about 20% or so of Corporate Finance.

<A>: And again, by the way, the -

<A – Carlyn Taylor>: I’m sorry.

<Q>: [Inaudible]

<A – Carlyn Taylor>: Yes, and the thing you’ve got to look at is, it’s more senior people focused. We tend to devote people to an industry at the senior level, and then we can float the bottom level. Now, in my practice I ended up devoting people all the way up and down, just because if you, you know, there’s 2,000 acronyms in telecom, and if you can’t even sit with a client and understand what they’re saying, I got a problem, even for a junior person. Now, my junior people may still work on a handful of small, non-telecom stuff when they’re available, but it’s rare. Yes. In these other practices, some of them are doing similar to what I’m doing, and some of them are using more floater people who work 50% or more in there. I mean there’s not as much jargon in Retail, for example, so they tend to have SMD/MD devoted level people. Healthcare, there is a lot of jargon and a lot of stuff you really got to understand, so.

<A>: I think you have to appreciate that the number of people dedicated to telecom is a function of the size of that industry on the one hand, and the length of time that you have people dedicated in that segment [Inaudible] 10 years now. Carlyn started that practice back in the mid-90’s and it didn’t just jump to 20 people overnight. The way she was able to grow that practice was by demonstrating she is more than a mile wide and an inch deep. She really understands the industry in all the value drivers, and has grown a team and now a reputation that follows her and her team around. And the more successful she is, it’s a nice value cycle, the more work she has because the word gets out and spreads that way. Our other industry programs, Retail of course has been around forever, but a lot of folks do Retail. We have folks that differentiate us and allow us to respond to those when they come around.

Real Estate, Ron Greenspan’s doing forever, again, but there are a lot of folks who are in that, whereas Carlyn in Telecom has created a differentiator. We’re doing the same thing in the Healthcare space. Marty Cohen joined our practice shortly before, I guess about 5 years ago now. And prior to that he was the COO, or co-COO of Inova, which is the largest healthcare system in Northern Virginia. And it’s taken him time to get the reputation in the market. This is what we’re doing, we’ve added Louis Robichaux, we’ve got some other growth plans in that space as well. So, that’s one reason you see it broken out with the size that Carlyn referenced to [Inaudible].

<A>: You’re also going to hear in Roger Carlile’s presentation and in John Klick’s presentation that within those other segments they also have industry focus, and you are going to hear some of the very same industries. They focus on them from particularly different aspects, but engagements draw upon people skills in the industry across all 3 of our segments. So it’s not just the number of people that Carlyn was talking about in our Corporate Finance that - they are not the only people with these particular industry specializations as well.

<A – Carlyn Taylor>: Yes. And just to really emphasize that, I mean, there is telecom-unique expertise across all 3 segments. And we’re actively, you know, communicate work together and so forth. Actually, it’s fairly high, you know in some sectors. There’s actually a lot of Healthcare people I understand, in the Forensic and Litigation Practice as well. And they are actively working together with the Corporate Finance group.

<Q>: Thank you. Is this on? If you do a breakdown of the compensation for senior and junior people by base, bonus, and stock compensation. How do you think it would compare to both, let’s say, traditional bankers, like Salomon Smith Barney or Goldman Sachs, and then versus Chan and Houlihan, if they differ between those two? And could you do that for both senior and junior people?

<A>: That’s actually a question that the people at this table I think can address in different aspects of it. First of all, for FTI taken as a whole, our fixed component of compensation tends to average about 75% of total compensation. And the equity component of compensation is reasonably modest, for the practice leaders. Everyone one of our senior managing directors in our practices have some equity interest in FTI, whether through restricted stock or through options. But it is not, and has not been, a significant component of their compensation. It’s not something that, if they were to lose it, for example, they would find themselves unable to pay their daily bills, for example. And there are obviously some restrictions in the nature of our business, in terms of how much we can afford the value transfer of equity from shareholders to employees. It’s a much more modest approach, because there are an awful lot of people relative to other industries, like the investment banking industry, for whom equity compensation is a greater portion of their total compensation. I’ll throw it open to Jack and to Dom, for further elaboration.

<A – Jack Dunn>: As far as the cash component, we do share in success fees with the, particularly in our broker dealer subsidiary. We’ve got to be competitive, I think the compensation packages that we’ve put on the table for them are very competitive, and pretty consistent with the types of sharings that you would see in some of the firms that you mention.

<A – Carlyn Taylor>: You know, from just being someone who gets this and works with it in the team, I know one of my MD’s who goes clear back to the Pricewaterhouse days has been with me, like 9 years, says that the compensation we have here provides the greatest amount of incentive and upside for performance in all the years that he’s seen. I think generally my employees are happy with the bonus structures and their ability to work harder and do well and have that be rewarded.

<Q>: So, you’re saying that 75% fixed, doesn’t include the bonus?

<A>: No, that’s the right. The total being 100%, 25% of total compensation tends to be the incentive-based component of compensation, whether mathematically determined or qualitatively determined.

<Q>: As you look at the demand drivers in your business and you have different businesses that are strong at different times. As you get through different pieces in the cycle, can you talk a little bit about the impact that has on your ability to charge clients from a bill rate standpoint and then the profitability cycle that also follows from that?

<A – Carlyn Taylor>: Yes, a lot of them are pretty similar. We have standard rates. So, you know, each of the people in my practice has a rate, and, you know, exceptions from that rate are not very much. I mean, I think the kinds of services we’re providing tend to have similar profiles of skill sets and billing rates that are commanded. You know, we have unique industry expertise which brings us kind of premium bill rates. You know, our weighted average bill rates are high because of that.

<A>: You know, obviously we got to look at the market, and we do very closely look at our competitors and what they charge. But, the type of services that we provide doesn’t, you know, it’s not as price sensitive as a lot of other businesses. If you’re looking for the best expert in a life and death litigation, you’re not going to try to save $100 an hour by going to a B player as opposed to the A player. On a corporate restructuring, if you know that we’ve got the team that can help you refinance, you know, a debt or get covenant relief, then just go with that team. Because what you will pay as far as damages for not succeeding will far exceed, you know, the difference, and it wouldn’t be a big difference in an hourly billing rate.

<A>: It’s an old song for us to sing, but that’s the reason that we will profile the 5 senior people that we’re able to hire during a given period, as opposed to focusing as much on the absolute body count. Because our business, when you look at our utilization and our bill rates, is intellectual capital, not just putting bodies out for leverage purposes.

<A – Carlyn Taylor>: The only nuance is that from my practice, litigation tends to have more just busy work. Okay, so it’s a leverage difference. So, if I’m doing, you know, the litigation practices that my team is doing, I would say, a higher proportion of the hours on that type of work is done at more of the junior and mid-levels than any of the other services. But then they can be very high fees overall, just, you know, the leverage is different on that kind of work. We got a lot of document review and data compilation, which we don’t do in other things.

<A>: One thing that is interesting, a lot of our smaller competitors will tout that their highest billing rate is significantly lower than our highest billing rate. But when you look at our average billing rate, because of the leverage model that we use in bringing the right level of person at the right rate to do the appropriate level of work, on average, our hourly rate is competitive, or even less than some of the smaller shops where you’ll be, you know, charging too high of a rate to do work that could be done by someone with a significantly lower billing rate.

<A – Carlyn Taylor>: Okay? One more question?

<Q>: Thanks. Carlyn had mentioned the theme of disruption being a very important theme in a number of the industries that you target. And I wanted to know if you could talk a little bit about, if you looked at the firm-wide revenue by industry vertical, what that would look like for FTI as a whole?

<A>: It is extremely diversified, Carlyn and some of the other practice areas are talking about the 5 or 6 very concentrated industries. I think it’s fair to say that there’s hardly an industry out there that we don’t have expertise in. And so, even if you took what Carlyn is saying and said 20-odd people out of 750-ish billing, it’s going to be roughly that percentage. And say there’s another 5 or 10 in one of the other segments, and 5 or 10 in yet the third segment. There’s not one segment, or for that matter, one client, or one geography that really can move that dial very dramatically in terms of FTI’s overall performance. It’s very broad-based.

<Q>: Thanks.

<A>: When you look at some of the larger cases that we have, these industries move in waves. You know, the real estate collapsed, the retail collapsed, the telecom collapsed, you know, the changes in the reimbursement in the healthcare industry that caused the collapse of many of those firms. You know, we need to build that industry expertise to compete competitively in those particular industries. We identify those industries where we’re going to get the biggest bang for our buck when we go out and try to get the best people to work with us in those industries. So, as Ted said, most of the work is very industry related. It’s seldom that you have just a one-off, you know, mega-project. It’s usually an indication that there will be more to follow, like Enron, you know, in their space, and WorldCom, and all the telecoms that we’ve been fortunate to be working with over the last 3 to 4 years.

<Q>: Last year in the third quarter when we had a – I think it was the third quarter, when we had the surprise when people came back from vacation and the utilization stayed low,

and there wasn’t a normal amount of work coming in. I’m still trying to get a sense that most of that was the fact that all the companies that were close to bankruptcy had been able to refinance at 0% coupon. I mean, it was primarily the bankruptcy restructuring thing that surprised us on the downside last year, or was it that lull that you talked about between the types of cycles?

<A>: It was largely on the restructuring side. There was a period of time where the banks were just not making loans. And they were working down their inventory of troubled loans. And, on top of that, the high yield market opened up, so the refinancing was staggering. So, band-aids were being put on companies that, had that happened a year ago, they would have been clients. So, there was, I mean, I have been doing restructuring for 20, 25 years. And I had never seen that period where it was such a lull when you get back, you know, Labor Day, things didn’t pick up. So that’s what really caught us a little off-guard, but, you know, when you go back and try to understand what really happened, we saw the banks just weren’t making loans, cleaning up, selling off to - you know, their loans, cleaning up their portfolios in unprecedented, you know, rates. And then the high yield stepped in to fix anything, or put band-aids on refinancing and covenant breaches that were going to be – that were being anticipated by these companies. And now you’ve got a combination of a lot of high yield, which is going to come due, and you know, interest rates are going to be reset over a period, and debt service needs to be met. Plus, the banks have opened up significantly, providing new capital. And, you know, with bank loans you’ve got covenants and other expectations that need to be met. So, you know, we’re hopeful next year will pick up quite a bit on the restructuring side, because there will be more inventory for something to go bad. The inventory shrunk significantly for that period.

<Q>: In your presentation you described a large job that you were - have an ongoing engagement. I was curious if you could tell us how much revenue a job like that would generate? And, maybe more generally, how much of the business is driven by larger engagements, or whether it’s much more diversified?

<A – Carlyn Taylor>: Okay, I mean I can speak for my personal practice. A job like that is 7 figures when we finish it.

<A – Ted Pincus>: As we’ve said, there’s no one assignment at FTI that has ever accounted for more than 5% of our revenues, for example, and you tail off pretty quickly from that. We do have assignments that will go $10 million, for example. But even $10 million, you know, out of $450 million is 2%. We are not that dependent on the mega-assignments, per se. We are dependent on assignments, and they do tend to be of decent size all around because of – we tend to focus from the middle-market up, as opposed to the middle-market down, throughout our entire practices. So they do tend to be sizeable, but very few ever get to the mega category.

<Q>: Is there an average size? Do you ever talk about the number of assignments you’d have in a year?

<A – Ted Pincus>: We have, last year we had a total of nearly 3,000 assignments. And, just doing a little math there will tell you that probably the average assignment is, you know, maybe $1 million, $1.5 million.

<Q>: Dom, you mentioned earlier success fees for some segments of the business. How important are success fees at this point for the company overall? And how do they fit into the annual budgeting, and, how do they impact the company from a P&L standpoint in terms of margins?

<A – Dominic DiNapoli>: I’ll handle half, and I’ll ask Ted to handle on the budget side. Success fees are a big opportunity for us. We’re not planning on just success fees. As you heard, we don’t do any – we haven’t to date done anything on a pure success fee basis. And we’d evaluate it, and we can be open-minded, and if we decide that it was a great opportunity, we may consider it. But generally speaking, we want to get our hourly plus a success for, you know, above and beyond, you know, value. And/or just a compensation structure on a case that’s consistent with the market, like finding, you know, refinancing, or on the M&A side a sale of a business will get a success fee or transaction fee. You know, as far as budgeting, we don’t budget, necessarily, success fees.

<A – Ted Pincus>: Last year, for example, the total amount of success fees in 2003 were $2 to $3 million. And it’s only been about that level now. And furthermore, we do – our practice will be to take modest discounts on those engagements prior to the success fee. So, what a portion of the success fee is really accomplishing is to get you back to your standard rates, and then, you know, to do better than that on top of it. But as Dom said, we don’t have any what I’ll call contingent assignments, etc, etc, at all.

<Q>: Okay. Is there any initiative to shift to revenues more towards success fees more over time?

<A – Ted Pincus>: Well, I think Greg Rayburn has talked about how important his practice, we believe is to the integration of all of our businesses. And so we would hope, as his practice continues to grow, it’ll be more than that $2 to $3 million range. But again, we’re talking about a company that, even if it went to $20 million for example, that’s out of $500 million. But we don’t budget for it. But what we will budget for is generally our standard rate. So to a certain extent, you’re anticipating some success fees making up for the less-than-standard rates that you might get in the early stages of an Interim Management assignment.

<A>: The 2 areas that we’re looking at are the Interim Management and the M&A area. And there may be some opportunities moving forward where we will have some others. But we’ve always asked people not to expect those to move the dial until we give fair warning and they’re more recurring on an actuarial basis, so we have a better idea for adding those into the forecast.

<Q>: Are there cases where you represent both the buy-side and the sell-side and, if there are cases like that, how do you avoid the conflict of interest?

<A>: Well, I don’t know if I’d refer to them as the buy-side or the sell-side. But the way we avoid the – the first rule in avoiding a conflict or dealing with it, is full disclosure to both sides. So there are, being a company that’s grown by acquisition, there are situations where we have inherited both sides of a transaction, or both sides of even a legal case. And what we do is build an ethical wall, inform the clients fully, and get their approval to proceed on that basis. The fortunate thing is that, you know, we deal heavily with attorneys in almost every phase of what we’re involved in, and they’re, because of the consolidation in their own businesses, and because of these people moving firms, they’re well aware of these situations and they believe that the ethical walls can be appropriately maintained.

<Q>: Just a follow-up question is the – where do you source your deals? Do you mainly source your deals through your own direct sales people, or through law firms, or through your industry contacts, or networking? Can you tell us about it?

<A>: Well, on a firm basis, one of the things that we thought was a wonderful opportunity was the fact that, I guess according to the Deal [The Deal, LLC], not only 108 bankruptcy cases, but probably 150 to 200 matters where some aspect of corporate finance is going to be required. If a company didn’t need money or help, we wouldn’t be there. So we thought that, in a lot of those cases, for example Enron, I think Ed, you told me there were almost 2,700 different subsidiaries at Enron. Our thinking was that many of those are going to be too small for the Goldman Sachs and the other firms, and that we’re always asked – we typically prepare the memoranda and the fact sheets and the really, the detailed work, in that when we’re putting the books together, there ought to be an appropriate level of those transactions that would be good for us. So the plan for the M&A side was to source there with, you know, having the benefit of Carlyn and other people like that, where you also have a great entrée into an industry for not only distressed, but for well type of M&A. That’s the other area where we can source a lot. And then third factor is that the two folks that we have running that business are not insignificant in their own right. You know, Howard Loewenberg was instrumental himself in telecom and other areas at Deutsche Bank Alex Brown, so he brings a following. And Jeff Manning did both distressed M&A and well company M&A when he was at Legg Mason.

<A>: I think it’s fair to say that referrals from the legal industry, or corporate counsel are a very important part of our referral base. We do have a small sales force that is dedicated to calling on the legal industry directly. It is the only dedicated sales force that we have at the moment. It’s small, it’s about 20 people.

<A>: Ok. I think at that point, is it time for our break?

<A>: It certainly is.

<A>: Just one point, Ted, I think the average size of the case was probably not a million on average, but more like 100 to 150 thousand.

<A – Ted Pincus>: I’m sorry. Never mind. [Laughter]

<A>: Want to make sure people got that, there.

MANAGEMENT DISCUSSION SECTION

Dominic DiNapoli, Executive Vice President and Chief Operating Officer

If we can get started please. We’re running about 5 minutes late, which is pretty good for a presentation like this. Our next presenter is going to be John Klick. John runs the Economic Consulting Practice, and John is responsible for coordinating some of the most intelligent professionals that I’ve ever met in my professional career. John’s team, the lead, the senior people are Ph.D.s, acting professors at some of the most prestigious universities in the world, including the University of Chicago, Harvard, and others. So, John is challenged daily, keeping them focused, harnessed, and we see a lot of benefits from our acquisitions in that area, particularly Lexecon, which you’ve heard a lot about. John will share with us the main practice areas which are the Network Industry Group and our Lexecon acquisition of last year.

John Klick, Senior Managing Director, Economic Consulting

Thank you Dom. This is a – it’s a pleasure for me to be here. I’m sort of the, a living example of, if you advocate something long enough, somebody may put you in charge of it. So I get to be here today and talk to you a little bit about our Economic Consulting Practice. It’s been a big year for FTI in this space with the acquisition of Lexecon in November of last year. We have organically developed a high-level Econometrics Practice which is centered in our Dallas office. We have a new Transfer Pricing Practice in our Los Angeles office, and we’ve combined those 3 new practices with the legacy Network Industry Strategies practice to form our Economic Consulting group. And as Dom says, what I want to do this morning is run through these major practice areas, tell you a little bit about them, give you some examples of the kinds of work we do, and be prepared to take your questions at the end.

Starting with Lexecon Chicago. When we acquired Lexecon we acquired 2 offices, one in Chicago and one in Harvard Square in Boston. Lexecon Chicago is about 120 employees, 2 major practice areas. One is sort of your classic anti-trust M&A work, in which the company is looking at the effects on competition of proposed mergers & acquisitions, looking at issues like price-fixing, predatory pricing, various forms of exclusionary behavior. And in this area what Lexecon is really focused on is defining relevant markets, assessing market power in those markets, and assessing the ease with which new entrants can come into the market.

The second major practicing area of Lexecon Chicago is the Financial Markets practice which involves complex securities litigation. Lexecon pioneered the application of modern finance theory to securities litigation and issues like securities fraud, insider trading, market manipulation, and that sort of thing. So those are the 2 major practice areas in Chicago. They also have significant practices in areas such as employment disputes and intellectual property.

Lexecon Chicago’s major clients are big law firms, Fortune 100 companies, and their professionals are Ph.D. and Masters Degree economists. And they are headed by 2 nationally-known experts, Dan Fischel and Dennis Carlton. Dan is actually a lawyer by academic training, and is both a visiting professor of law at Northwestern, and a professor of law and business at the University of Chicago. And back in the early ‘80s wrote an article that sort of turned securities litigation on its head, and really changed the way in which the courts look at disputes in this arena. Dennis Carlton is a professor of economics at the Chicago Graduate School of Business, author of a very widely-used textbook.

One of the thoughts I want to leave you with this morning is that while we have these really eminent economists leading these practices, all of these - both branches of Lexecon are very deep, and I just want to give you an example of Lexecon Chicago and the Financial Markets practice. A couple of the people, senior people, in Lexecon in addition to Dan in this practice are Charles Cox, who’s been there about 15 years. Started out in ‘82-’83 as the Chief Economist at the SEC, was a Commissioner at the SEC from about ‘83 to ‘89, and was actually Acting Chairman of the Commission in 1987. And we also have a woman, Cathy Nidan, who was the Associate Chief Economist at the SEC and a professor at Notre Dame and the University of Pittsburgh. So, beneath these, what we sometimes call rock stars, we have a very deep group of senior people, been with the company a long time, very capable in their own right, do a lot of testifying on their own, for their own clients, very deep, deep benches.

Lexecon Harvard Square, about 40 employees, also does a lot of anti-trust litigation and merger and acquisition work. Joe Kalt, professor at Harvard, is nationally known in this arena, but at Harvard Square we also have 2 sort of major focuses that make us different from some of our competition. One is in the energy, transportation, telecommunications, which we sometimes call network industries. People at Harvard Square do a lot of work in the energy arena, both commercial litigation and in regulatory proceedings. And there’s a second major focus here on public policy that drives out of the relationship Joe Kalt has with the Kennedy School of Government at Harvard. So a lot of the work these guys do in addition to sort of the classic anti-trust and M&A work involves regulatory issues, policy issues, and the nexus of economics and these sort of real-world anchors to these kinds of businesses that are regulated.

As I said, this group is headed by Joe Kalt, a professor at Harvard, and by a gentlemen named Scott Jones, who is also a Ph.D. economist out of the University of West Virginia I believe, who has spent a lot of his time in the industry in the oil and gas business. Here, too, we have a very deep bench underlying these 2 guys. For example, we have a gentleman, Jeff Tranen, who was a Senior Vice President of a New England electric system, and was the first head of California Independent System Operators, which is the group that runs the trans - electricity transmission system in California. A gentleman named Jim Coyne who heads up the strategic consulting for the electric industry - electric utility industry, formerly headed Andersen’s North American Energy and Utilities Corporate Finance group. So again, underneath these names, a very deep bench of folks.

The last group I want to focus on here is the Network Industry Strategies group, which has been part of FTI since 1998, about 35 employees focused on regulatory and strategic consulting in telecommunications, transportation, and energy. Primarily focused on regulatory work related to pricing and to mergers and acquisitions. This group also has an Econometric Practice headquartered in Dallas, centered around Dan Slottje, who is a Professor at SMU. Dan, I think annually ranks in the top 5 in terms of published peer review articles in his field, and we have people working with him, Ph.D. economists in this Econometric Practice working here in New York and in Washington D.C.

We’ve also added a Transfer Pricing Practice in Los Angeles, probably the highest-profile transfer pricing issue out there right now is the GlaxoSmithKline dispute about where profits for drug manufactured in - and where the intellectual property is in Britain, but most of the sales are here in the United States, where profits ought to be allocated for tax purposes. But the Transfer Pricing Practice focuses on the production chain, particularly where there is overseas component for that production chain, and figuring out, and getting the IRS to buy-off on, the way in which profits will be allocated to the various pieces of the production chain. Professionals in this practice tend to be Masters and Bachelors Degrees in economics, and finance, math, although our Econometric guys are all Ph.D.’s.

I want to talk a little bit about what Lexecon and the Economic Consulting group does for FTI, and a little bit about what FTI can do for them. I think that a big part of this practice for the overall FTI, is to access to types of cases that historically have not been part of FTI’s traditional portfolio. Big anti-trust cases, merger and acquisition work, complex transaction support, and the business implications of public policy. Economists tend to be able to qualify as experts in a wide variety of circumstances. Almost anything we do in the litigation world has an economic component to it, and these guys are very adept at making that case, every case, fit some element of their expertise. Very skilled at sophisticated mathematical modeling, which allows us to quantify things that are often thought of as external to the dispute, what was going on in the world when the alleged bad acts occurred, and why those bad acts are reasonable in light of what was going on in the big world, and being able to quantify that in a way that makes it real and concrete.

Same thing here, ability to put our client’s actions into the appropriate market or public policy context. A good example of this is the California Energy litigation and the very high prices that were charged by marketers in California, Joe Kalt, Jeff Tranen, Scott

Jones, have spent the last 3 or 4 years getting courts to think about this whole issue differently. Traditionally in this business, a regulated business, these issues were thought of in terms of just and reasonable rates. A regulatory concept in which you look at rates charged to other players in the market, and what’s traditionally been charged, and looking at the cost of providing a service. And they’ve gotten the courts to think very differently about this, and to think about it in terms of the market and whether these price actions and activities were a reasonable response to what was going on in the markets. So, they’ve really changed the nature of the way in which these pricing actions by our clients are viewed by the courts and by policy makers.

In terms of what FTI does for Lexecon, I think Jack mentioned in his opening comments that a lot of Lexecon’s competitors are beginning to describe themselves in ways that sound a lot like FTI. So they’re talking about being financial consultants, or being forensic accountants, doing intellectual property work. And so Lexecon, which has a view in the market as an economic consulting firm, FTI is able to put a critical mass of very skilled, well-known assets in terms of financial consulting and in terms of forensic accounting at their disposal. And I will talk in a little bit – in a bit about some of the ways in which that is happening now.

We also are able to provide a lot more opportunities for Lexecon professionals at the Senior VP and VP levels to develop testifying experience and independent client relationships. So, when work comes to Lexecon through Roger’s group for example, it’s an opportunity to bring into play some of the non-rock star economists, and provide these people with opportunities that they haven’t had traditionally to develop client relationships. And then the last thing is an opportunity to expand the Lexecon footprint to other domestic and international markets, and I’ll talk a little bit about that too.

I want to talk a little bit about integration and some of the successes we’ve had to date. In my view we’re early in this process. It’s going reasonably well, I think, and, you know, I just want to talk with you some about some examples. We’ve had several joint projects between Lexecon and our Forensic and Litigation Consulting group. We have senior people from both organizations out marketing, to do work in a mutual fund market timing cases. We have a lot of work going on across the Economic and Forensic and Litigation group in the oil and gas industry, and in fact have developed a multi-disciplinary oil and gas petrochemicals practice. It has about 60 individuals in it from Lexecon Network Industries and Forensic and Litigation, and we have Scott Jones from Lexecon sort of functioning as the spearhead for that group. And I did my first consulting job back in 1974, so I’ve been in this business 30 years. I did a pitch last week on a major piece of upcoming litigation with this group, Scott Jones, Ken Stern from Roger’s group, Dean Graves from Roger’s Forensic and Litigation group, and myself. It’s the first time I’ve ever done one of these where we got a round of applause from the joint defense group at the end of the presentation. It’s a real tour de force. This is an example, I think, of the expertise and the breadth of expertise we can bring to bear on a piece of complex litigation; it cuts across all kinds of issues well outside the area of expertise of our clients.

As Carlyn has mentioned, there’s similar cross practice groups being organized around this model in areas such as healthcare, electric utilities, and telecommunications. So we’re really beginning to go to market in a very powerful way that takes the different skill sets in an industry such as telecommunications, oil and gas, electric utilities, and cuts across our business groups in a way that is best for the client. And we’ve got – we’ve had a number of examples where, for example in the last couple of months, some of Roger’s folks went to do a pitch on a big job, and it developed during the course of those discussions that, really, Lexecon Chicago was the right group to be talking to these people and just turned it over, and the witnesses will all come out of Lexecon. The work was developed by the Forensic and Litigation group, and it was just a hand-off because it was clear to us that, from the client’s perspective, what they really needed was high-end economic experience.

Typical engagements, I just want to run through some of these because I’ve had some questions, you know, “what does an economic consultant really do?” So I’ve got 4 examples of the kinds of things we’ve done in the last year or so. Dennis Carlton recently testified here in New York on behalf of YES Network in a dispute with Cablevision over licensing fees, provided a variety of economic evidence that resulted in what the New York Times described as a victory for YES.

Lexecon was also retained by counsel for Reynolds and Brown & Williamson to analyze the potential competitive effects of their proposed merger, where this would have combined the second and third largest producers of cigarettes in the US. This is a situation where there was never any litigation. They basically did an analysis for the companies, took the results down to the FTC staff economist, shared the results with them, and as a result of that analysis the FTC decided to close its investigation of the transaction and allow it to proceed. So this is often the kind of work Lexecon gets involved in up-front, proposed mergers, assessing what the potential competitive effects will be, trying to anticipate the concerns regulators will have, or other players in the market will have, and up-front trying to do some work that will make it a smooth sail.

This is a similar issue to the one I described earlier. Out of the California energy crisis, the State and certain of the utilities out there challenged long-term contracts that were signed during the energy price hike, asserting that voiding these contracts is in the best interests of the public. Joe Kalt presented extensive evidence in this proceeding, talking about how market power and market manipulation can occur in these markets, talking about the policy of contract sanctity, and the role that long-term contracts play in this business. And you can see that this combines anti-trust issues, policy issues, in a way that in industries where there is a lot of government involvement, very powerful combination.

Based on this evidence, the Federal Energy Regulatory Commission ruled that public interest is actually best served by honoring those contracts. Big victory for our clients.

This last one is an example of the kind of work Dan Fischel does, retained by Regal Entertainment in a derivative action alleging that a $5 special dividend was inappropriate. And Dan submitted substantial economic evidence, again addressing each of the points raised by the plaintiffs. And the court refused to enjoin payment of the special dividend. These are the kinds of things that our Economic Consulting Practice does day-in and day-out.

Some other high-profile sorts of issues. Dennis was recently appointed by Bush to the Anti-Trust Modernization Commission, which is taking a de nouveau look at the way the anti-trust laws work now, and to make recommendations about whether there’s a need to change them, and if so, how. And Joe was one of a group of experts, I think 4 or 5 experts in anti-trust, recently convened by Antitrust Magazine to discuss some cutting-edge cases, and Joe was actually a witness in one of these cases. It had – it was an allegation by the government of predatory pricing on the part of AMR, in which there were complex issues involved in what are the costs of providing incremental passenger availability, and that sort of thing. How are we doing?

<A>: We’re fine.

Just a couple of slides with that. The market here – it’s always tough to estimate the size of the market you operate in when so many of the firms are not publicly traded. But we estimate by a variety of mechanisms that this is probably a $2 to $4 billion a year market. It’s fragmented, highly competitive. We compete with one-man shops, we compete with very small firms, we compete with the Big 4 economic consulting practices, and a wide variety of economic consulting firms with different business models.

Approximately 2,000 to 3,000 service opportunities annually in the areas you see here. So the message here is that there’s – it’s a big market, it’s very fragmented, and that’s – there’s a lot of opportunities for us to the extent we can distinguish ourselves in that market. And I think being part of FTI and having the kind of interaction with the other business groups that you’ve heard about already this morning is a very powerful advantage for us in this market, and we expect to take increasing advantage of it over time.

Growth strategy. No surprise here. It’s what we always say, but we have organic growth built on existing relationships. Already in this year, we’ve added employees in virtually - across this set of practices. We are looking, always, to develop strategic alliances with industry specialists and other nationally-recognized economists, targeted acquisitions of established practices, and our goal is to establish presences in Washington D.C., New York, the West Coast, and Europe, and we’re making progress on those fronts.

That’s all I have to say, and I’m available to take questions.

QUESTION AND ANSWER SECTION

<Q>: I just have two quick questions. First one is, what percentage of your group’s revenue comes from the government? And secondly, to what extent do you borrow from the talent pool in the Litigation Consulting group?

<A – John Klick>: On the first question, it’s not a large percentage of our revenues. I think it’s probably under 10%, and I think probably more like 5% is from the government. The big case we have is the Winstar cases where the Lexecon Chicago folks have been the government witnesses in those cases for years now. We do do government work on occasion for a variety of reasons, but basically, it allows us to develop relationships with people we have to deal with day-in and day-out when we’re representing corporate clients. We do borrow, on occasion, from the Forensic and Litigation folks in particular. My practice, my legacy practice is the NIS practice, Network Industries Strategies group, but we have frequently used folks from Forensic and Litigation Consulting Practice when we’ve gotten jammed, and we’ve provided people to them on occasion as well. So there is some movement across those practices. Our folks aren’t accountants, so it needs to be in areas where the issues are things like modeling or research and that kind of thing, but we do it when we can, when it makes sense. Yes?

<Q>: Can you talk about the dividend - measures on how much staff turnover there’s been since Lexecon was acquired by FTI? And just related to that, how concentrated amongst employees was the ownership of Lexecon? Was it just a few key employees that had an ownership interest, or was it many?

<A – John Klick>: Ok.

<A – Ted Pincus>: Do you want me to take some of this?

<A – John Klick>: Yes, why don’t you take that second one first.

<A – Ted Pincus>: I don’t have the exact numbers here. I mean, FTI’s overall turnover is running about 18% annually. There’s nothing unusual that has happened or happening in the Lexecon practice at all. They’ve actually added some headcount, net. So while I don’t have the exact numbers with me, nothing rings a bell to me that there was any particularly unusual aspect of it, and they have added on a net basis. What was the second part of the question?

<A – John Klick>: Ownership.

<A – Ted Pincus>: Well, Lexecon was owned by another company, a public company called Nextera, and to the best of my knowledge, none of the senior people at Lexecon were owners of Nextera. So there really was no direct ownership of Lexecon. Many of the key people at Lexecon today are owners of FTI stock, either through restricted stock or options.

<Q>: Okay, great. And you added, it looks like 200 employees with the Lexecon acquisition. How many employees were there before? Was it the 45 we saw in that network services slide?

<A>: I think 35 was the number we had up for network.

<Q>: And how did - what’s the nature of that business, was it an acquisition sometime back?

<A>: That was an acquisition in mid ‘98.

<Q>: Okay.

<A>: So it’s been here quite a while.

<Q>: Thanks.

<A>: David?

<Q>: John, can you speak a little bit about some of your competitors, or Lexecon’s competitors in the economic consulting space, have what looks to be a more lucrative model for the professionals, potentially. How tough does that make it for you to compete when you go out there and you want to pick people up, number one? And number two, to the extent that at some point down the road we have [Inaudible] that will expire, how hard presumably could that make it for retention? Or is it a different type of person that comes to Lexecon than would go to, let’s say, an LECG?

<A – John Klick>: I think the answer to that is somewhat complex. I think that you’re right that as a general proposition, some of our competitors seem to have, from what we can tell, slightly more generous compensation terms for some of their people. I think that that is, from my own perspective, that is particularly acute in what I would call the classic M&A, anti-trust world. So part of what helps us here is, we’ve got substantial practices, not only in Lexecon Chicago with the Financial Markets practice, but then in Harvard Square and in the Network Industries Strategy practice where that competition isn’t quite so acute. So there’s a different kind of person that is operating in those practices. It’s clearly an issue that we face. We’re very cognizant of it. So far we have been able to attract very high-level folks from some of those competitors, and not had to change our compensation model. So I think that people are attracted both to Lexecon, both because, you know, virtually all of their senior people have been there a long time. They’ve been there 10, 15, 18 years, so there’s a sense of stability and a sense of being part of something that is truly unique in that business that attracts people. And something we’re monitoring. So far we haven’t had to address it. But we keep track of it. We’ll deal with it if we have to.

<A – Ted Pincus>: As you know, our model is primarily an all-employee model as contrasted to other alternative forms of organization in this business.

<Q>: Why are the margins in this business lower than the other 2 practices?

<A – John Klick>: Yeah, I think it relates to David’s question, which is, in this business, the competition for high-quality, high-level folks is intense, and so those people are able to keep a larger share of revenues than in some of the other businesses. And I think that we’ve actually done a pretty good job so far in holding the line where it is. But it is simply that. If you think about - I think about 850 Ph.D. economists graduate from school every year, and there are tens of thousands of CPA’s coming into the market. It’s simply a matter of supply and demand. So that’s part of what is endemic in this business, and it’s part of it. Yes sir?

<Q>: If I understand correctly, that despite the sort of unusual client-side dynamic of this segment of FTI’s business, the overall turnover is precisely the same in this segment?

<A – Ted Pincus>: No it’s - there’s nothing unusual in the turnover, I don’t have with me the particular turnover of that group. If I had to guess whether it was higher or lower, I would guess theirs is lower, slightly, but the whole company is running 18%.

<Q>: Okay. Thank you.

<A – John Klick>: Yes sir?

<Q>: Could you comment on what you think will be particularly good growth opportunities as we enter 2005, and specifically comment on whether you expect that the implementation of Sarbanes-Oxley, the 404, will drive increased litigation and work for your firm.

<A – John Klick>: I think that - what I’m seeing right now is, up-tick in M&A activity has created significant demand in that arena. And I am seeing an up-tick in securities-related litigation, and I expect both of those things to continue. We’re also seeing, in the energy sector generally, there has been a period, I think Carlyn was describing it as this trough, when there’s a lot of uncertainty in an arena like that about what the rules are going to be. We’re starting to see companies there begin to move forward, rather than just waiting to see. So we’re starting to see a tremendous increase in litigation in the energy, oil and gas in particular which has been stagnant for years now, starting to really get active. And the electric utility business, most of the action has been around the California pricing issues, but you’re starting now to see, really on kind of the policy side, how are we going to regulate this, quote, deregulated business. And, so I’m quite optimistic that on all of those fronts, we’ll continue to see growth, you know, over the next 2, 3 years. And I think we’re tremendously well positioned in all of those areas to take advantage of it. So I’m – and I also think, my own personal view, and this relates to our expansion plans, but I think Europe is a tremendous market opportunity for this particular business segment in particular, for 2 reasons. One is the whole EU, EC, anti-trust action that is starting to really become a force for our clients, trying to represent them there, trying to work through differences in the two regulatory schemes.

And then on the regulated side of the thing, on the non-competition side, but just the rules of the game in things like telecommunications and electric utilities. Very dynamic situation there in many ways. Kind of market-wise, some of these industries are further developed there, but regulation-wise they lag behind the United States in terms of, sort of, how regulation can work effectively. So I think it’s a tremendous opportunity for this whole group that has this kind of policy/economic overlap to play a big role in Europe in terms of development of regulations, development of in-country regulations that have to be consistent with the EC regulations, and so on and so forth. So, I think that’s another big opportunity for us, and why we’re very anxious to get there.

<A>: Sarbanes? Can you take that?

<A – John Klick>: Sarbanes is – that may be something that Roger can address better than I can. I don’t – I haven’t particularly focused on that as an element of growth for the Economics practice. Question?

<A – Ted Pincus>: Bill?

<Q>: Sorry about that.

<A – John Klick>: That’s okay.

<Q>: I wanted to ask about the staffing ratios at Lexecon, junior staffing - the junior staffers, the senior staffers, and how that relates to some of your competitors.

<A – John Klick>: We have, in the Economics practice total we have about 30 – hang on. It’s about 23 senior staff people. Part of the reason Lexecon is as successful at it is in terms of its EBITDA margin is they do that leveraged model very effectively. They always have, and they continue to do it post-acquisition. So, you know, that’s our ratio. I think that’s probably a slightly higher staff to senior ratio than many of our competitors. And, you know, part of the reason this works is very low turnover in these organizations, so you’ve got staff all up and down the chain who have been there a while, they understand how things work. They can operate somewhat independently, and it makes for a very efficient execution of that leveraged model.

<Q>: Thanks.

<Q>: You mentioned in the Lexecon Chicago and Harvard Square the leaders of those practices had – they have other jobs.

<A – John Klick>: Yes.

<Q>: How involved are they in the, just the management of those offices? And do people that work, other people that work at these offices have other jobs, teaching jobs, or —?

<A – John Klick>: Generally, the answer to the second question is generally no. The – although some of other folks will function as an adjunct professor and teach a course every once in a while, by and large the rest of the senior folks in these offices are full-time consultants. And really, Dennis and Dan, Dan Slottje, Joe Kalt, all put a lot of time into the consulting business. They’re just work-horses. I mean, they’re teaching a couple courses and they’re billing 2,000, 2,300 hours a year. So, they’re very involved in the way the business is run. They really – they’re in the office virtually every day that they’re not on the road on site at some clients. And, very actively involved.

<Q>: Are there any succession type of issues if they were to leave? Or if anything were to happen to them? They seem as the – if those 2 people left Lexecon Chicago —

<A – John Klick>: I think that, frankly, this is an issue I think we face across the company, is we want to try to provide for smooth successions as people reach a point where they’re going to retire. So, yes it’s an issue. It is a problem? No. I don’t believe that it is. I think that, you know, we’re all very conscious of the need to develop a succession. We’ve successfully done it in the businesses that have been here a while. We have succession plans. And we will develop those with the Lexecon folks. So I don’t see it as anything other than the same issue we face in all of our practices. As you know, all of our practices are people-oriented practices and we face this problem in them all. Yes?

<Q>: How exposed do you believe your business is to economic cycles?

<A – John Klick>: I don’t think it’s that sensitive. My experience personally in my own practice is, it’s not at all sensitive to business cycles. And I think, from what I – from discussions I’ve had with Lexecon folks and looking back, they seem to be chugging along, good times and bad. So, I think generally, you know, litigation-oriented practices tend to be relatively unsensitive to business cycles. You have litigation in good times and bad, it’s just, you know, the reasons for the litigation are different. I think that in certain of the businesses that we deal with, the regulated businesses, I think the challenge is what Carlyn was alluding to when you have kind of a sea-change in regulation, then you have this kind of, everybody stops and takes a deep breath and tries to figure out what it all means. And there’s that sort of thing that happens from time to time. But I don’t see it as a business cycle issue.

<Q>: And then a follow-up. You mentioned, you spoke a lot about leveragability in this segment. How large can the segment be for FTI Consulting?

<A – John Klick>: I think that remains to be seen. I think we feel we have - there’s a lot of interest out there, in FTI, by significant players in the business. So I think there’s a lot of opportunity to – by significant players, I mean other nationally-recognized economists. So I think there’s clearly interest in what we have going here by important players in the business, and so there’s an opportunity there to expand, you know, I don’t know how big it can be. I think that, you know, at some point you begin to chase your own tail with experts who would otherwise testify against experts. But so far we’re not running into that issue very much. There’s a lot of interest in FTI by people from our competitors coming over and by, let’s call them small independent but highly-skilled practitioners. So I think, you know, there’s really an opportunity here to really grow this thing considerably over the next 3 to 5 years.

Certainly, you know, part of the reason we talk about the West Coast and Washington D.C., a lot of action obviously takes place in Washington, with the Department of Justice and the FTC. And all of us agree that we could support a sizable practice there, for example. West Coast, same thing. Lexecon isn’t that active on the West Coast, so it’s a big opportunity for us to create something there. And in Europe, like I said. So, my own personal focus is not so much on how big, or how rapidly, but where does it make sense as a business matter for us to have a significant presence? And it’s those 3 areas plus New York where we think it makes a lot of sense to do something significant, you know, in the next year or two. So, that’s been my focus, where does it make business sense, for this particular business segment to expand.

<A>: When you think about leveragability, it’s not only about adding additional economic practices around the country, or bringing in more talent into our existing offices, it’s bringing in the services that we provide at FTI into these cases. In many of these cases there’s electronic evidence going on where, Lexecon prior to the acquisition by FTI was not providing those types of services. They have the ability now to introduce other services that were being performed by others in these large, high-profile cases that they are working in. And that’s another way to leverage, and just make these get a bigger piece of the pie that they already own.

<Q>: How important was the acquisition to the, call it the organic growth for Lexecon?

<A – John Klick>: It really depends on what’s available out there. I think we, we have a pretty clear feeling that one of the - Lexecon has a very good reputation in the market for doing high-quality work, for retention of key people. And so what we’re looking for are people who are comfortable with and embrace that model, and sometimes we’re talking individuals, and sometimes we’re talking to companies. And you know, I think realistically we’ll want to make some acquisitions, but I think it’s going to depend on what’s available and how it fits with what we’ve got right now, which we’re pretty enthused about. And so, you know, we’re going to, we’re actively talking 4 or 5, I’ll call them groups now, some of which are individuals, some of which are small practices, and which may entail an acquisition. And I think, we’re not so focused on, “is it an acquisition or is it organic growth?” We’re focused on finding people that are very high-caliber, finding people who understand how to leverage their expertise in the way that Lexecon is very good at, and who will kind of fit the culture we have here, which is very interactive with the other business segments, and looking for opportunities to be interactive.

<Q>: Why do you think Nextera sold the business, and what is the valuation that you paid?

<A – Ted Pincus>: I mean, you’ll have to ask Nextera as to why they sold the business, realistically of course, but Nextera only had one real asset left, and that was Lexecon. Nextera was in a troubled situation itself, you know it was a public company so you can look at its filings over the years and pretty much discern the why.

In terms of what we paid for it, again it was a matter of public record, we paid about 8.5 times EBITDA, a bit more than we’ve paid for other acquisitions but we obtained several additional things that we have not gotten in some of the other acquisitions. One was the incredible brand name, the incredible recognition in the marketplace for that brand name which, you know, transcends the people as well. Also, as John said in his presentation, it raised our profile into other areas of the business that we simply were not involved in, and for the kinds of clients we simply were unable to attract. And then last but not least was the interaction that we envisioned, both pull and push, with the rest of FTI, and we believe that that is clearly happening the way that we anticipated that it would have. So for all those reasons we were both able to, and more than willing to, pay the right price for that business.

<Q>: How fast do you feel the industry growing, and can you grow faster than that?

<A – Ted Pincus>: Nobody can grow faster than the box that surrounds it in the long-run, of course. In the short-run it’s certainly possible to grow faster than an industry is growing, but as to how fast the industry is growing, I’ll turn that back over to John.

<A – John Klick>: Yes, I don’t have a real good feel for that. I think what I’m seeing in the industry is a lot of consolidation, and it’s a little bit hard for me to get a sense of how fast, overall, the industry is growing. You know, I do see the kind of market opportunities I was discussing in response to this question over here, and I’m sure our competition sees that as well. I don’t, I frankly don’t see a lot of new, big-name players coming into the business. There are some. Jonathan Baker left the FTC a couple of years ago, is kind of new guy on the block, but I don’t see huge growth in the overall size of the business other than, you know, from these sort of market opportunities. But more consolidation, more moving toward, an effort to move toward the FTI model, and that sort of thing. It’s hard to measure this.

One more question? How are we doing on time?

<A – Ted Pincus>: We can take a few more questions, and then we could even eat right through the presentations if you want.

<Q>: You described the market opportunity as being $2 to $4 billion, and I think the estimated revenues are about $90 million. Is $90 million of a size where you are constrained by the growth of the industry? I mean it seems like you guys are 2% to 3% of the industry —

<A – John Klick>: No. That’s a - I guess the point I should have made, but that’s right. That’s part of what the focus of that slide is, it’s a big market, we’re a relatively a small piece of it now, and we are not constrained by the overall size of the market in my opinion. I think we have lots of advantages that I have described already. I think, as I said, there’s a lot of interest out there in FTI’s acquisition of Lexecon among heavy-hitters in the economics business, and I would anticipate that the size of the overall market and growth in that arena is not that important to us now. As I said, what we want to focus on is high-quality people who share our values and share our culture and find that attractive, and I think there are plenty of those out there. And that’s what we are looking for.

<Q>: You also talked about growing in Europe as opposed to focusing here. I was just curious why you would – if that wouldn’t be harder to manage, why you wouldn’t focus your growth efforts here in other areas?

<A – John Klick>: I didn’t mean to say we’re not going to focus our efforts here, but I do think for this group, Europe is kind of an attractive opportunity because of the combination of anti-trust economics and regulatory policy experience. It fits very well with a very dynamic, fluid situation in Europe. So I think it’s simply an additional opportunity, not one that we would pursue and neglect domestic opportunities.

<Q>: I just wanted to ask what you believe is driving the consolidation in the industry?

<A – John Klick>: Great question. I think it’s largely, almost a sense people have that full-service, big, able to move resources around is good. And some of it may even be almost a, kind of a body count issue. People want to be big. I think that if you talk to the small, high-end, eminent economists out there who are in the consulting business, they feel increasingly that their law firm clients are saying, “Well, are you big enough to handle this big case, do you have enough resources?” They don’t like having to manage a firm. They just want to do the work. So I think there is some of that too, coming from the expert side of it, is they get these questions from law firms about their ability to handle big cases. They want to be in the big cases because they’re the most interesting cases. So I think there’s both kind of a push from the eminent practitioner side, and then a kind of sense among the companies out there that being able to be a bigger firm is better somehow, gives you more market clout.

<Q>: Thanks.

<A – Ted Pincus>: Why don’t we all avail ourselves of the lunch, and we’ll reconvene at five after 1:00, let’s call it that.

MANAGEMENT DISCUSSION SECTION

Dominic DiNapoli, Executive Vice President and Chief Operating Officer

Why don’t we get started now. We can probably get back on schedule with Roger, we’re about ten minutes off schedule.

Early in 2003 after navigating through the perfect storm that we were in, with respect to bankruptcies and restructuring, we anticipated that level couldn’t last for ever. We expected a slowdown, we didn’t expect a crash-down, which we did get, and a bunch of us were talking about that earlier. But one of the ways that we wanted to balance out our service offerings was to expand in our Litigation and Forensic offering. In 2003, we successfully negotiated and acquired the Dispute Analysis practice from KPMG. That practice was led by Roger Carlile who was their global leader, and Roger’s here today with David Remnitz and Neal Hochberg to explain the service offerings that their practice provides. Roger?

Roger Carlile, Senior Managing Director, Forensic and Litigation Consulting

All right, thanks Dom. I thought what I’d do first is, I’ll give you an overview of what we’re going to do here for a few minutes. As Dom mentioned, I’m going to speak a little bit about the overall segment. What is it that we call Forensic and Litigation Consulting? We’re going to go a bit deeper in one of our core skills, which really differentiates us, and David Remnitz will speak about some of our technology client solutions. And then Neal Hochberg will come back and he’ll take all of that and he’ll wrap it together in a case example, one that we’ve just recently completed, and show you through this timeline how what we do, how we connect it to clients, and how we serve their needs and bring all those skills together.

All right, what we’re going to focus on a little bit is a view of our clients. How we respond to those, our ability to respond. And then we are going to talk again, as I said, about the technology, our competitive advantage there, and our integrated solution approach. What I thought I might do – Dom mentioned that FTI purchased KPMG’s Dispute Analysis group on November 1, 2003. Fifteen days later, we also purchased the Ten Eyck firm, and they joined us, very deep SEC skills, and so there’s a lot going on there.

What I thought I might do is give you a sense of who I am and why I’m here. As I think Ed Bartko mentioned earlier on, he had been with the Big 8, Big 6, Big 4. That’s the same thing with me, but I have a stint in investment banking and broker-dealer in between those. But why did we get the KPMG? It goes to what you’ve heard, or why the KPMG? Why did I join this firm and go through the transaction to purchase this business from KPMG? It was really because of what was here in the strategy you’ve heard, and things you’ve heard this morning around integration. We wanted to be the winner in what we think is a consolidation and a move that’s happening with respect to Sarbanes-Oxley.

Somebody asked earlier about Sarbanes-Oxley and what’s happening. It’s a major shift in how many of the services have historically been provided. A number of the Big 4 accounting firms provided various of these services, and Sarbanes-Oxley has created new types of conflicts, independence problems, those types of things make it very difficult to provide those services and those platforms. So there’s a shift. We’re looking for new winners. I think Jack mentioned earlier, there’s going to be new winners in this, and we surveyed a number – I’m not going to use their names, and I won’t disparage them – but we surveyed virtually, the senior professionals at KPMG, every opportunity out there and every opportunity was available, and we chose FTI, and we chose FTI because of the strategy, the integration, the synergies, the platform, those types of things. So, there’s a reason we’re here. It’s because we think we’re going to win in that game.

In terms of forensic litigation, we look at - this is the life cycle, we have disputes and investigations. And our clients in those are generally law firms and major corporations. There are occasions that we work for the government or individuals, but for the most part we’re going to be working with law firms or major corporations. And we refer to this as the dispute and investigation life cycle. Very broadly, disputes are areas where facts or people’s perceptions of those facts don’t agree, and that can cover a broad range of things. They need somebody to come in and help assess those facts, analyze them, and maybe present them in a number of ways, and we’ll talk about that.

In terms of investigations, that’s generally any situation where an individual or an entity’s behavior does not comply with some preset standard, whether that be a legislative standard, a regulatory standard, or a corporate compliance standard. So if somebody wants to investigate, remediate that, and perhaps develop programs that would keep that from occurring again the future. So that’s the core of what we focus on, are disputes and investigations.

The proactive side of investigations we refer to as integrity advisory. And we do that primarily for law firms and corporations. You see here, you can break down what happens in either one of those events into sort of a life cycle. You have the issue or the event, or the suspected issue or event, if you just think something has happened or is alleged to have happened, you have to assess those facts, you have to do discovery, you know, you analyze and interpret, you present your findings. And then certain things happen after the findings, and that could be, if this were a standard litigation, somebody might file the suit, you have to figure out what you actually know today, you have to go through a process of doing additional discovery to find out what facts you don’t know but can be found. You analyze all that, you present those findings. That could be in the form of expert testimony, we have services that we’ll talk about in a moment that - you know, jury consulting, and graphics consulting, and those types of things that present those findings in court. And then after that’s settled, in many class actions you have, you know, post-settlement or post-adjudication services like managing the claims process in a class action and how do you actually get the settlement to the injured parties in those types of matters.

So, that’s sort of the business cycle that we’re working in. There are, as I said, you can look at this from a dispute or investigation. Different things are going on there. It could be just any type of dispute, it could be a lawsuit, it could be an allegation of misconduct or behavior not complying. You’ll hear the things that we do. What I’m going to show you in a minute, and it won’t be for you - it’s in your book, so it won’t be for you to read here because it’s very small print, but it’s actually a list of all the things that we do in this segment. And I think the important thing to take away from this is, to my knowledge we are the only firm, public or private, that can do all of this at every stage of the life cycle. We’ve got competitors that play at various parts, some have more parts than others, but we’re the only one that I’m aware of that does all of this now. I think that goes to what Jack was saying earlier, and Dom mentioned that we have the platform today that others are trying to get to. We’ve got all of these things - the broad categories of things we do, technology consulting, jury research, graphics consulting, our financial consulting, and you see that we do it in each of these areas, and these are individual types of services that are provided along that life cycle.

This is just a graphic, a little bit to show you how we view our business. If you looked out here along the bottom, really start over here in what I consider the market channels. Our business, there’s a lot of questions about utilization and those types of things, which is important, it is also the result of what we really do. What we really do is focus on building great client relationships, having - identifying, hiring, developing the best people. So the market channel number one is, we develop great relationships. Then you go back to the people and skills, we focused on having the best people. We’ve got to hire them, retain them, train them, develop them. They come back over here to clients, and the client’s needs, and they solve those problems. They develop the best solutions, they solve those problems, and the result of all of that is, if we do it really well, we have the best rates, we have the best utilization, all of those things fall out of doing those other things very, very well. If you don’t do those other things very, very well, it will eventually show up at the end.

We’re going to talk a little bit, you see these - there’s another page coming that talks about some of the services and the way we view it. I think an important part here that will come out later in Neal’s presentation, are these internal contacts, law firms, and corporations. We view ourselves as having 3 distinct market channels to get to our clients. Two of them are direct, and one of them is internal. We have an industry program, which you’ve heard about and I’ll come back to, but we are focused on specific key accounts that have a recurring need for our services, and we develop a relationship with them so that we can serve that need on a recurring basis. And a goal of ours would be to do something in every dispute or investigation, because we have that ability to do everything. We would like to at least do something in every one of those. We’re not there yet, but that’s a goal.

Same thing with law firms, a large, large referral source for us is law firms. So we have, we target the right kinds of firms that routinely have needs for services such as ours, or their clients do. And we focus on those relationships. And those relationships become important when those issues break, and I think Neal will bring that out later.

And then the internal contacts. We’ve heard a lot today about the synergies that exist. And so those internal contacts are frequently at the upper levels. One of our goals, that we tell all of our people and all of our clients, our goal is to get the best person to the client every time, to solve their particular needs. So, in the case that John Salomon spoke about, when it becomes obvious that Economic Consulting has the right group - I’m sorry, John Klick, excuse me. When John Klick, when it was clear that Economic Consulting was right, then we’re going to give that to them because we, the way you get the next opportunity is to be sure you bring the right person the first time.

So that really is the way that we think about our business. The offices where we’re in, you heard about the total number of offices earlier, but here are the offices where we have core people providing all of those services. Most of the major centers. I think a point here is that we operate as one team now, so that in Seattle, another good example is in Seattle, one of our Forensic and Litigation Senior Managing Directors determines there’s an opportunity to assist in a major anti-trust matter involving an electric utility, the first thing he does is he reaches out across the country to everybody in his segment, and says “does anybody have this experience?” The second thing he does, is he makes sure that we go to John and DeLain to find out, and it turns out in this case that the best person for that would be in John’s business segment. So again, we get the right person there, and we’re reaching out across the entire country as one team.

This is breaking down those core offerings: dispute, forensics and accounting investigations, and what we refer to as specialized solutions, just to give you, again, a sense of things that are in there. I think that the real point of this is to bring out some of the synergies that we’ve heard about earlier. When you look down this list, things you should have already heard today were: antitrust, class actions, construction claims, intellectual property, post-acquisition disputes, securities related litigation, alleged financial reporting fraud. Greg Rayburn talked about that in the matter where he was the CRO. SEC, you heard Ed Bartko talk about those high-level accounting skills. These are all things we have at a very high level, and other parts of business also have at a very high level. And that’s where we see a lot of interaction happening, and a lot of opportunity to work together.

The same thing in industries. Although we don’t focus on it here, you can pick up some in terms of some of the services, but industries where we focus our services as well: healthcare, pharmaceutical, chemicals, energy, telecom, real estate, government contracting. So those are areas where we see the needs for forensic and litigation services arising on a regular basis. And what we’re doing, as John mentioned, is we’re taking those skills in each of those groups, and we’re creating these virtual teams and saying, figure out how to present the breadth of what we have to the clients, so that we win more often. Because we want to win every opportunity that’s presented to us.

I thought one thing, it was funny just to show you a sense of how we can do things, we could work in the same matters from – coming from different points of view. You saw, John mentioned that Dennis Carlton testified on licensing rates in the YES Network, and that’s the Yankees Entertainment Sports Network, that’s here. I also testified in Houston on - in the Rockets and Astros, trying to create their sports networks. Where he testified on licensing rates, I testified on whether there had been a breach of contract or fraud in trying to break the existing contract with FOX media, and trying to create that contract. So in my case, fortunately for my client, they were successful, and there was found not to be any breach of contract or fraud, so the network went ahead. If I had been on the side that had been unsuccessful, my next point would have been to bring in probably Dennis Carlton, because there would have been a whole set of issues regarding what are going to be the licensing rates and the damages now surrounding that action, had that not been ruled the way it was. So there’s a number of opportunities where we can work together, and we’re seeking to do that.

I think I’ll take questions now, if you want, and then we have the other two segments following.

QUESTION AND ANSWER SECTION

<Q>: What does the – how does the headcount breakup between forensic and litigation consulting, roughly?

<A – Roger Carlile>: Roughly, what we consider forensic, which on that set of services is mostly on the financial side of the business, out of that 375 billable professionals, there’s probably about 125 billable professionals that we’ve used being in litigation consulting, with the rest being in forensic. Litigation consulting being the jury practice, the graphics communication, and the, what we call litigation technology, which is the technology that drives the courtroom TrialMax and the technology around the hosting repository of documents that will be used in the litigation. We have, as you’ll hear later, we have other technology skills that we don’t actually consider part of the litigation consulting business.

<Q>: Some competitors out there are bigger than you in litigation consulting. Does that at all affect your ability to win larger cases, or your ability to generate business?

<A – Roger Carlile>: I might have a hard time agreeing that there’s anybody out there bigger than us. But it depends how you look at what the services are. But it certainly doesn’t impact our ability. We, I think we have the best people. And what we have at FTI, not - you know, you can’t just look at what we have in forensic and lit, but you have to again look at the depth of skills that we can bring from a Carlyn, or a Dennis Carlton, or a Dan Slottje, or a John Klick, those kinds of people in. I don’t think there’s another competitor that has the breadth and depth of capability we have. And that’s the sole reason that I’m here, because I believe that. Any other questions?

<Q>: Could you talk a little bit about the development of the practice before FTI bought it? I know you guys had been pretty significant growth at KPMG as well in terms of, you know, within these various departments where you saw a lot of that growth, and where the people came from to support that growth?

<A – Roger Carlile>: Well, KPMG, as I mentioned earlier, I came from Pricewaterhouse about 11 years ago, went to KPMG with a group of people to start that business, that we called Forensic and Litigation there as well. And that grew from roughly 0 to about just short of $200 million over a - I guess that would be about a 10-year period. We grow like any other business grows. We focus on finding the best people. Some of those people we bring off-campus. We hire early in their career, and we develop them over time. Some of those people we find in competitors that are doing exactly what we do today, and we focus on developing them and getting them into our culture. It’s key that they agree and understand what we’re trying to accomplish, and they want to be a part of that and accomplish it in the way we want to accomplish it. We find other people who have a skill set that they’ve been using in one arena that’s maybe slightly different, but we help them understand how they can re-purpose that skill to use it to solve a set of problems that our clients face. So we hire in that way as well. And so, our growth is, you know, handled in all those ways. Reaching client needs, finding the best people to support those, and developing those people over time.

There is, it was mentioned earlier, there is some consolidation that’s going as a result of Sarbanes-Oxley. Sarbanes-Oxley, quite simply, if Sarbanes-Oxley hadn’t have happened, the KPMG deal wouldn’t have happened. I mean, that was done because that set of services could no longer be provided, at least in a very profitable way in a Big 4 platform. So, that’s creating some consolidation here, or at least some movement. You’re moving a lot of those services out of those platforms, either by transaction, KPMG is the only Big 4 firm to sell theirs, but the others, if you were to go and look at those other 3 firms, you would notice those people are individually leaving and going to find somewhere else where they can practice. And so, you have a market share shift that’s occurring there besides just growth in certain products. Any other questions?

<Q>: What was the valuation paid for the KPMG business and Ten Eyck? And, do you think there will be acquisition opportunities from the other 3 accounting firms that haven’t sold yet?

<A – Ted Pincus>: Let me come to the first part. We paid about $89 million for the KPMG, and we paid approximately $16 million for the Ten Eyck. Both of those were done at approximately 5 times pro forma EBITDA. I turn it back to the rest of the group in terms other potential acquisitions.

<A>: If you’re – if the question was, do I think there will be other acquisitions with the other Big 4 firms other than KPMG, it’s not to say something couldn’t happen. But those firms for the most part have let the skills that don’t work well in their platforms – because remember, Sarbanes-Oxley has been ongoing, this has happened for a while. Most of those skills that are going to move have now moved, many of them, on their own. They’ve left those platforms and they’ve gone to other locations. We’ve hired some of them, some of them have started their own little businesses, some have gone to competitors, but those things are filtering out already. So, it would seem less likely that there would be a transaction with one of those 3 firms.

<A>: We think that we did a good job of getting the best restructuring firm, the best dispute advisory practice. We remain interested, as we’ve said before, in a valuation practice. We remain interested in what’s more of a pure investigation practice, and whether we build that or try to buy it, that’s something we’d be interested in. And we have - clearly we don’t want to be in the audit business because we don’t want to face the same things that were fortuitous in having people like Roger join us. So, I think that’s where we look right now. I think those 2 areas would be the only areas where we’re looking for large practices.

<Q>: Just to follow-up, I guess there’s a debate about Sarbanes-Oxley creating one-time opportunities versus ongoing, permanent work. I guess, what’s your feeling about the opportunities you’re pursuing, whether what percent is onetime and in benefit for the next year or two and what is really recurring?

<A – Roger Carlile>: Well, I’m not sure I would use the term one-time. But there’s probably an aspect—there’s a little boom aspect, and then there’s an ongoing aspect. If you were to look, and this really ties into something Neal will talk about later, but if you were to look at the number of SEC financial restatements, you know, there’s always been a certain number of those, I don’t have the stats in front of me, but they say there have been on average a little over 100 a year. Well, shortly following Enron, then WorldCom, and then Sarbanes-Oxley, and the demise of Arthur Andersen, and the change of auditors that created, and new people looking at the financial statements, we’ve had a real spike in the number of the financial restatements. Over time, I think we’ll get – there will probably – it will probably be a permanent increase, but it won’t stay at that spike level. It will come down to some level, but because of greater governance, corporate governance and due diligence around these issues on Boards and management, there will probably be some increased activity.

There are certain aspects out of the Sarbanes-Oxley Act that create ongoing opportunities for us. And, for example, the whistle-blower requirement that the Board set up some opportunity to have insight into allegations that something improper has happened. That requires that the Board assess that and take some appropriate action. Well that creates a larger inventory of things that have to be investigated. So that’s ongoing work that’s created for us. So I think there’s a spike, but it’s definitely a long-term increase.

<A>: One of the things you have to think about with Sarbanes-Oxley is there is work that accounting firms, you know, per Sarbanes-Oxley, will never be able to do again: valuation work, advocacy, testimony in litigation. So that’s just work they can’t do anymore, so that’s a permanent increase in services that need to be provided by someone other than the accounting firms.

<A – Roger Carlile>: Any other questions?

<A>: I just wanted to add one point. Just as a point of clarification. The work that the Big 4 accounting firms are talking about in terms of Sarbanes-Oxley, the 404, the internal control work that they are doing on behalf of companies so that management can certify, and so on, that is a very, very, very small piece of the work that we do. So that spike, if that’s what you’re referring to, really has no impact on our business because we chose not to participate in, you know, kind of that one-shot commodity-level internal audit kind of compliance stuff.

<A – Ted Pincus>: I might also add that human nature comes into play here. When I started with Ernst, what was then Ernst & Ernst in 1963, the very first assignment that I had was the old salad oil scandals. And I have it on personal experience that the pharaoh’s accountants cheated him too.

<Q>: What percent do you think the Big 4 still held onto in, you know, in the litigation scope? How much room is there for market share at this point in time? And, you know, will it occur gradually over the next couple of years?

<A – Roger Carlile>: It’s hard to say. There’s been a – there was a relatively immediate shift of people moving out. Some of them did not move to, you know, they started maybe their own, one or two senior professional business. So you’ve got that going on. I think over time those groups of people will look to get back into an environment they’re used to. So I actually see that as an opportunity they will come to us to see about joining us as they hear what we’re doing.

There are others who are in those platforms because of the retirement programs and things and where they are in their career, that they may not leave. So, they’ve – for some period of time, you know, you can say maybe a 5-year period, because that might be how close they are to where they would stay as opposed to leave if they’re close to retiring. They’re going to be out there and trying to compete. They’re not very effective competitors in the core dispute work because the numbers of audit relationships they have, and other kinds of advisory services and consulting services, makes it very difficult for them to accept the work. They have a conflict of interest in any given matter.

The services that they – the same things they do that we do that they’ve retained would be more in the forensic accounting side. And, they would be effective competitors there, except their focus right now seems to be very much on their audit base. They’re focused on determining, you know, how do they lower the risk of a failed audit or a later fraud finding. So they have those people working in their client base as opposed to doing independent projects that would come up. But - and that part of it maybe remains to be seen, you know, can, over time, will they refocus into the independent market, or will their skills be consumed totally on their internal client base?

<A – Ted Pincus>: Okay. Our schedule calls for Mr. Remnitz.

<A – Roger Carlile>: All right. David? David Remnitz who is one of our key technology leaders is going to speak to us now.

MANAGEMENT DISCUSSION SECTION

David M. Remnitz, Senior Managing Director, Forensic and Litigation Consulting

Thank you, Roger. Technology is a catalyst. Technology is an amplifier. Technology is an enabler that allows us as FTI to be more and compete on a better footing than many of the players in the market space. Technology is also an element of DNA that we are trying to infuse amongst many within our organization. The Forensic and Litigation Consulting practice is certainly one of the groups that benefits tremendously from the capabilities that I’m going to explain to you this afternoon in what we’ve brought and we’re continuing to bring to market in a competitive offering perspective.

I’m going to talk about, speak to, 5 different points. First is the area of computer forensics and how we use electronic evidence consulting in our medium to large-scale investigations and supporting the efforts in discovery consulting as well as providing the support for electronic in-the-field intelligence. I would also speak to the topic of data analysis and reconstruction, an area that’s driving a very significant portion of our revenue base now, and we expect significantly in the near future. I’m also going to comment on ways in which we use repository services to drive recurring and stable business that brings to us month-to-month subscriptions and month-to-month reliable revenue over time. And finish up by commenting on our graphic communication consulting offerings, as well as our war room and trial support areas.

In 2003, it was estimated that 31 billion electronic mail messages changed hands. By 2006, it’s projected that 62 billion electronic mail messages will change hands. That is not inclusive of any voice-mail or voice-over, what’s known as IP-type traffic. What we’re seeing today is that over 95% of corporate documents exist in electronic format. Whether those are spreadsheets you work on on your computer, word processing files, whether those are e-mail communications going back and forth or chats that are happening, these are significant components of today’s litigation environment. They are significant components in that many front page news stories, front page items that get mentioned as large scale investigations rely upon smoking-gun type information. And that smoking gun-type information comes from a variety of sources, and I’m going to talk about how we get our arms around those types of situations and work as a multi-functional group and a member of a much more integrated team to get this done.

When one looks at the life cycle in discovery, one can paint a picture from the beginning to the end. And just as Roger mentioned prior to my discussion, that when we begin an effort and look at the initiation where a complaint is filed, there are elements that require the preservation of particular information. There are requirements by law and requirements by counsel to preserve the electronic elements, and we assist in that area in drafting and approving the way electronic information is stored and maintained in a reliable chain-of-custody manner. As the complaint moves to maturity and pretrial motions are filed, issues such as the forensic preservation of information, drafting the requests and drafting the deposition type information is very, very important, and understanding what assets to request from an electronic standpoint are critical.

Looking through and conducting document triage is also an important element. As we move further down, being able to dig into information as part of a large accounting investigation, looking at mutual funds, market timing cases, looking at IPO allocation cases, looking at IP related cases or trade secret matters, all have elements of electronic discovery embedded within them. And we use techniques such as electronic mail analysis, data analysis, to dig and to look at information that sits on systems such as cell phones or pagers or in computer servers or networks. We have those types of technologies, and we have those types of staff that are critical in making us competitive in this market.

As we move down the chain into areas such as pretrial and trial, we’re able to leverage many of our team members and teammates in converting what we’ve found electronically into useful courtroom information, using our trial graphics department, or our graphics communications folks, to take that information and put it into a usable chart or usable graphic, like many of the things you’re seeing here today. And we’re also after a trial typically able to get involved in compliance, looking to put in the controls or looking to help and assist in the electronic evaluation of controls in many of the environments we have found issues with.

Let me just dig deep into the area of computer forensics for a minute. For those of you who don’t understand what computer forensics is, very similar to the show CSI on television. What we’re asked to do, from time to time, is to go out in the field and to look at computer systems, to look at financial systems, to look at different electronic assets in an enterprise, and pull some of the systems information that one would think does not exist. Being able to forensically examine an electronic system and recover from it information that is deleted, changed, modified, or moved from a particular system, and reconstruct, from a forensically sound manner, the chain of events that occurred on those systems. We’re able to support that by recovering that information, preserving that information, and serving as an expert, if need be, in trial.

We also do a tremendous amount of work in what is known as complex data investigations, and this is where we’re seeing a great deal of activity. This is where we’re asked to look at mountains of information, millions and millions or billions of records, and make from that, sense. Look for patterns, understand how financial transactions occurred, and when Neal gets to his presentation in a few minutes, this will explain to you, really, the use of electronic services towards this goal.

Our data analysis and reconstruction program allows us, allows our investigators, as well as allows our Forensic and Litigation Consulting practice, to combine the business and technical skills necessary to understand complex elements of data. To understand how financial systems operate, to understand a GL [general ledger] or an AP [accounts payable] or an AR [accounts receivable] system, an inventory control system, or how trade secrets move throughout an organization, and to use that intelligence to reconstruct a series of events using information. What we rely on here is looking at electronic communications and electronic data, pulling spreadsheets and word processing documents, pulling communications coming off of voice mail systems or financial records, and painting a cohesive picture for our team members as well as the counsel that we’re working with, to deliver to them a sound explanation for the events that occurred in a large-scale matter.

This involves the construction of sophisticated data models. Typically our projects in this area range from 2 to 8 months in duration, they range in team sizes from 4 to 40 people at any moment in time, and they involve sorting through millions to billions of pieces of information as I said before, to make sense.

When you look at how we use these skills, we use them across a variety of areas. From system investigations, to corporate investigations and commercial disputes, as well as creating computer models for things such as claims databases in the asbestos area, or other large mass tort arenas. We also use this to provide expert testimony since we understand electronics so well, and we have built a world-class team that focuses on this area, we can provide expert guidance to outside counsel as well as to large corporations.

Today, more and more, the shift from physical documents to electronic documents is critically important in medium to large-scale litigation. Whether it’s a litigation involving 10 or 15 members of outside counsel, or several hundred, we have the tools that have been built using proprietary techniques, methodologies, and processes that allow us to serve the market with repository-based tools. These are tools that allow our end clients and our end customers to use them such as - in functions such as electronic clearing house or in multi-district litigations. These tools allow them to convert physical documents, that is paper, into electronically searchable pieces of information. It allows them to use that information, allows them to search that information and make sense of that information in these complex litigations. It also gives them immediate access to all case materials. So we can take hundreds of thousands to millions of pieces of paper or electronic information, and put them up on a system for electronic review within days to weeks. We can move very fast in this area, and we have proprietary and reliable technology that allows us to do this.

This is also secure and accessible from any location in the world. We certainly respect the European Union as well as international privacy legislation and regulation, but we do also offer the access to this concurrently to many law firms as well as individuals who need access to complex litigation support systems.

We have developed proprietary technology for the court room that allows us to support presentations, whether that is transcripts, or documents, or PowerPoint type presentations. We have developed what’s called TrialMax, or what we affectionately call Max in our environment, that allows us to present and coordinate effectively in the courtroom. We also have the capability to support an analysis of the courtroom, whether it’s technologically sophisticated, where is the jury placed, what is the layout of the courtroom, how does one operate effectively in this environment to make the best use of the space? In addition, there is staff who can serve in war room support functions as well.

What you’re seeing in front of you is a demonstration of our graphic communications group. We will typically turn to this group to provide very, very high-quality graphic presentations in litigation. It is a service that is used continually, and whose the stream of business is large and significant in that we are able to conduct things such as mock trial presentations, as well as conduct storyboard development in cases. So when we look at the Forensic and Litigation Consulting practice, we rely on this group within the organization to develop the presentation necessary for a successful case.

Electronic discovery has become more and more expensive over time. As I said before, the movement from 31 billion to 62 email messages moving hands has resulted in cases that have driven very, very significant electronic discovery costs for counsel and for law firms - for corporations, excuse me. You look at examples such as Tyco, Enron, and Qwest, where the amount of money spent on a monthly basis, or a month-to-month basis, is significant, in the tens of millions of dollars, and the conversion fees have been rising consistently. So what we are looking for for our end clients are tools and techniques and processes that make them more efficient, that allow them to sift through huge amounts of information in a much greater and a much more reduced timeframe. And that is really one of our end goals.

When one looks at this shift from, or the evolution of discovery in the electronic area, you look at the periods of pre-1990 all the way to the current areas, and what you find is that law firms are looking for mechanisms, as I said before, to make better decisions per hour, to utilize their associates’ time and their partner times more efficiently. As the amount of discoverable media has grown, at a geometrical proportion, from physically discoverable boxes of information, now to mounds of electronic information, the complexity and the need for electronic tools has also grown paramount with that. So what we’re trying to do as an organization is not only get our hands around the needs that our end clients have from the legal side, but also understand how we can make a dent in changing this market, in developing proprietary tools and techniques that make us more efficient, and make our end client more efficient, in going through and searching through this massive amount of electronic information that now exists in the marketplace.

I will now turn it to any Q&A.

QUESTION AND ANSWER SECTION

<Q>: Can you contrast for us where FTI comes in as a consultant, and where it’s actual FTI technology tools that are being used in the discovery world?

<A – David Remnitz>: Absolutely. And I think Neal’s going to give a great example of that. In a large-scale, let’s just take for example a large-scale accounting fraud investigation that has global components. What we would typically see is that a front end component of electronic evidence would come in at the beginning stage of one of these projects. It would serve to understand the landscape of discoverable assets, whether those are boxes of information that need to be converted to electronic format, or electronic systems in a complex, tens of thousands of employee environment. We would work to gather that information, forensically copy that information and begin the analysis, working side by side with our forensic and litigation brethren in this matter.

We would then work with them to understand what type of information they’d be looking for from the electronic assets, what types of financial system do they need to duplicate over time and snapshot, and how can they most benefit from the tools and techniques that we’ve built internally that would allow them to visualize and get their arms around the information at stake. And we would work with them throughout that process to maintain the inventory of information, the documents they would have electronic access as well as the outside counsel would have electronic access to those systems. We may work with them during that life cycle in producing graphics that are necessary as demonstratives in one of these cases. So it’s a fully meshed process. There’s not really a start and end to it. We typically will be heavy on the front end, we’ll be a little lighter towards the middle, and probably a little heavier back on the tail end of one of these large-scale engagements.

<Q>: Well the, do you have technology that integrates with - if you’re going into a situation where there’s another technology tool that’s being used, integrates with that technology tool? And then a second question on top of that would be, so if you have a situation where, say, B&P is the consultant, would they potentially look to use FTI’s technology tools as a way to help with the discovery process, or is it just for FTI con - ?

<A – David Remnitz>: No. We have many cases where law firms that we are working with jointly have either proprietary or off-the-shelf technologies that they’ve embedded in their environment, as well as corporations. And we have built extensible tools that allow us to take information back and forth from those types of systems, and leverage what we have. Sometimes our tools have more specific capabilities towards solving some of these problems, so we’ll see outside organizations actually access our tool set.

<Q>: You have the two biggest players in the electronic evidence now owned by a couple of large companies, with Kroll and LexisNexis. So a question would be, how do you guys compare with those guys, roughly, in terms of revenue size and what’s your strategy going to be to compete with them?

<A – David Remnitz>: What we have found in competing against those two, as well as other firms in this space, is that we have a unique combination of skills. Although we are not as big as they are, in terms of the amount of capital put into some of the electronic tools that they have put to market, we have found that our multi-disciplinary teams that have these unique capabilities, these wraparound capabilities, allow us to compete much more effectively against those types of organizations, and in many cases we’ve beat them out. That is because of the depth of our experience in certain areas, such as data analysis and data reconstruction, as well as the strength of our ringtail, our repository tool set, that when coupled with the capabilities that you hear from the Lexecon side of the organization, the rest of the Forensic and Litigation Consulting practice, as well as the other complimentary components of FTI, raise a unique value proposition to the end client. And by selling that, that whole picture, the nature of our competitiveness remains intact as well as, I believe, is advantaged against those type of organizations.

<Q>: Are you starting to see pricing pressure in that part of the business?

<A – David Remnitz>: There are certainly areas of this business that are under pricing pressure, those that I would categorize as commodity-type services that we are not involved in. For example, the area of tape processing, where large commodities of scale can be applied, where there are outside vendors who we use who can be leveraged to provide those types of services in a confidential manner, between and back and forth of the organization. We have not seen pricing pressure in any of our high-end value-added services that we use for the traditional - the traditional services that I’ve referred to in this presentation.

<Q>: Thanks.

<Q>: In terms of your clients, are they corporations which engage you, or they are the government agencies who look to prosecuting certain corporations or law firms? Could you give us some examples?

<A – David Remnitz>: Sure. Specific to this line of business, the majority of our clients are the outside counsel to major corporations throughout the world. The majority of our cases focus on the defense of large-scale investigations, the defense of large-scale inquiries, in fact working in part to understand the requests made by government entities or regulatory agencies.

Thank you. I’m going to introduce Neal Hochberg as this point in time, who is going to walk through an actual case example of how we’ve taken all of these services, and will apply those to a life cycle so that you have a better understanding of how this all comes together. Thank you.

MANAGEMENT DISCUSSION SECTION

Neal A. Hochberg, Senior Managing Director, Forensic and Litigation Consulting

Since I’m going last, I got lucky. I only have one slide, so I’m just going to leave it up there. Also, the topic that kind of was assigned to me is Integrated Client Solutions. I was thinking about it all day because all I’ve heard all day is how we have integrated client solutions across our 3 lines of business. So, I’m going to put a little bit of a framework around it.

This is an integrated solution within the Forensic and Litigation practice in particular. There were a lot of other examples throughout the day of our industry connectivity amongst the 3 business units, and also our skill set connectivity amongst the 3 lines of business. But what I’m going to try to illustrate today is a large-scale investigate, forensic accounting, and electronic evidence project that we had recently completed at FTI, which really showcased the breadth of talent that we are able to bring in each area required for a large international-scale investigation. And not just the breadth of talent in terms of the senior leadership, but the depth of that talent in each of the areas that I’m going to be talking about.

I’m going to try to frame the issue a little bit better for you. In the area of forensic accounting investigations, what we’re dealing with today is a lot of pressure. Pressure coming from audit firms concerned about potential illegal acts that are occurring at their clients, whistle-blower allegations that Roger referred to as a result of the new Sarbanes-Oxley Act, enhanced lights being shown on the audit committee to take action where there is some sense that the company might have some wrongdoing, allegations of outright fraud and misconduct, inappropriate accounting allegations, and other hot accounting issues that, you know, that are out there.

At FTI today, we have accumulated within our Forensic and Litigation business, some of the best electronic evidence professionals, consulting professionals as well as tools, as David described, an absolute requirement in a world today in which all of the information is captured, you know, on a computer system or multiple computer systems somewhere. We have a depth and breadth of talent in the forensic accounting area, that we don’t have to go to major law firms who typically hire us and convince them that we can handle a large multi-national, multi-disciplinary investigation. We have the credentials behind us, we have many, many people in our practice who have worked on some of the largest investigations, either for management, or for the audit and finance committee, or in many cases, because of people who have come to our organization, we have been involved in the same engagement on one representing the independent Board, or audit committee, one actually doing work on behalf of management.

And then we have a tremendous talent pool in the regulatory and government accounting area. We have probably over 20 professionals with deep-rooted experience at the FTC, many of which came over with the Ten Eyck investigation, many of which were at FTI previously. So when we look at the skill sets that we bring it’s really almost, you know, the 3 rings that you need to be able to compete: tremendous electronic evidence capability, tremendous forensic accounting and investigatory skills, and understanding the regulatory nature, particularly the FTC, and to some lesser extent the Department of Justice. We need to bring all those to bear today.

The other issue that’s out there that’s a little bit more prevalent today than it might have been 2 or 3 years ago. There are 2 others. One is the independent nature, it is finally coming to the attention of the audit and finance committee, of the Board, and even of management themselves that they need to have an independent investigative firm. They can no longer rely on their auditors to look at these allegations of potentially illegal acts, misconduct, inappropriate accounting. They need to get an independent firm that can lead the law firms, they are finally recognizing that.

In fact the same process is going through where law firms now recognize that if they represent the company on a regular basis, if they’re involved with the shareholder litigation for example, on behalf of the company, they are probably not the right law firm to be handling these kinds of investigations on behalf of management or the Board. And then of course the pressure to give opinions and give conclusions, something that our biggest competition, which historically has been the Big 4, where I came from, the KPMG transaction also, are unwilling to touch the water anymore. They are not willing to put their toe in the water. They are willing to uncover the facts, they are willing to kind of do the electronic discovery. But when it comes to the real question of the investigation is what happened, how did it happen, and how is accounted for, and if it wasn’t accounted for correctly, how should it be accounted for, they just don’t seem to be willing to go to that next step. And the clients are demanding that, and the law firms are demanding that, and I think that is another reason why we have a tremendous competitive advantage.

Before I get into this kind of timeline of what happened on this one case, I’ll just go through, you know, some of the scenarios that we see on a day-to-day basis. You have whistle-blower allegations. Most of the time they’re internal. Many of the companies today have set up a mechanism, either through the audit and finance committee or through the general counsel’s office, to investigate these whistle-blower allegations. There is a huge gossip network within these big companies, and it’s interesting how, when word gets out that a company is investigating whistle-blower allegations, there’s a disproportionate increase in allegations that come forward. Other people now realize that people may have the same concern they have, and it just multiplies exponentially in terms of some of the concerns that happen. The audit committee starts getting back, you know, conflicting reports in terms of the satisfaction, you know, kind of the level and depth and breadth that the investigations are taking, whether they’re adequate or not. They typically get to some point where there is a serious nature, and in many cases today what happens is the auditors who are working now very closely with the audit committees have concerns over either illegal acts, penay reporting, things like that, and an independent investigation is launched.

Normally, in my experience, and I like to think our collective experience is at that point, a law firm is retained as I mentioned before. More and more you are going to find that law firm completely independent of that company being retained, and our service delivery, while the ultimate client is usually the audit and finance committee or management, is generally directed towards law firms and lawyers.

What we have in our case scenario, just to go through the timeline is, there is a triggering event. And I just – I went through a host and depository type of triggering events. Many of the times, if the companies are large enough, those triggering events are reported in most of the financial press, so we as others have electronic tools that point us in the direction of these types of triggering events so we have our radar screens.

At that point within our company we look for points of contact within a particular organization. Do we know people on the audit committee? Do we know people on the Board? What’s our relationship with the general counsel of the company? And who might the outside law firm be? In some cases that’s reported, and in some cases that takes some research on our part. In any event, we have the tools to do that, we have, I think as Roger mentioned in his presentation, vast contacts within the law firms across all our service businesses. We have tremendous opportunity to touch law firms, we have law firm channels that are specifically targeted to the types of law firms that are more than likely going to get these kinds of matters and that we want to work with, and in fact do work with.

We have a professional sales and relationship staff. I think Ted mentioned earlier today, these are about 20 professionals around the country that focus on sales and relationship building within the law firm channel. And through all of those tools we are generally able to find multiple points of contact, either at the general counsel or at the law firm directly.

Once we get our arms around that, what we generally do next is put a formal written proposal together. And that’s where use our graphics and communications group to differentiate ourselves. We don’t just slap a couple of pieces of information together, cut and paste, put a CV in it, and throw it out. We’ve really researched the issues. We understand what the needs are. And we try to put together a very professional presentation because, quite frankly, one of the challenges that we have at FTI is letting the marketplace know the level of depth and experience we have in this type of investigative area. We have people, not just myself, we probably have 15 senior management directors who have worked on multi-million dollar investigations for major companies, both domestically and internationally within our organization. So we like, you know, we want to be very concise as we use this as an educational tool as well as a marketing piece to demonstrate our depth and breadth, understanding the issues.

From that we hope to get an oral presentation. We generally go to these presentations with each of the areas that I talked about previously. One very strong forensic accountant, one person that might have more investigatory bend to their background, our electronic evidence colleagues, and our SEC and regulatory people. We’ve never gone to a significant proposal without at least 3 or 4 of those people covered. These cut across all our business units. We have skill sets in industries that we’ve worked with, we’ve been in presentations with our corporate finance people, we’ve been in presentations with some of our Lexecon colleagues where the issues were also going to touch on complex security litigation damage type of analysis.

So we try to bring, and I think Roger mentioned, the best people to the opportunity. That’s one of the differentiating factors that I think we have as a national practice is, if you got the phone call and you’re not the right person, there’s no question, we bring the right team together, we think about it, we think about the issues, and we try to put in front of the client not only the right people for the closing of that opportunity, but the people who are also going to be working on that opportunity.

We have a service team delivery that is designed to meet the particular needs of that organization, and each one is different. Sometimes the timeline is 1 week. We have 1 week to get a queue out. One issue has come up, we need to know if that issue is an individual issue confined to an individual location and a series of people, or is that indicative of a broader issue? And sometimes all you have is 3, or 4, or 5 days to make that assessment. Is it a bigger issue than has been identified, or does the issue look like it’s fenced in and self-contained?

David alluded to it, so I’m not going to talk a lot, but I think it’s a big competitive advantage we have. Everybody wants to know how to deal with discovery in these kinds of cases, because as soon as one of these kinds of cases hits, the SEC is involved and usually the US Attorney is involved, and shareholder lawsuits start immediately. And collecting the data that’s being requested, particularly initially by the government, understanding the data, where is the data, how do we capture it, what do they really mean by “every e-mail from 1999 to 2003”, is a process of in and of itself. It’s very prevalent top-of-mind, and how we collect that data, how do we really work with counsel to ensure that they are producing the right documents, that they understand what they’re producing, and electronically in a format that can then be used subsequent to that, is a critical part of what we do. Obviously, the fact-finding analysis and presentation is the guts of what we do, getting the data. It’s the who, what, why, when, and where of what happened. How did it happen, if in fact, it happened? Was it a scheme? How rampant was it? Are there management-integrity issues? Financial restatement issues? Inappropriate accounting? Outright fraud? It’s all part of what we do. It’s all part of an integrated package.

Our presentations, in many cases, are so complex, we are dealing with such a number of issues, so many issues and so much information about those issues, and generally they have to be presented initially to management, to the audit and finance committee, to the Board, to the auditors, to the lawyers that are representing all the constituents. And in many cases I’ve been on engagements where every other week we have a planned 2-hour update meeting and our graphics and communication people assist us in taking all this work that might be done for 2 weeks, and put it into a concise presentation that we can make in an hour or so, and all the parties of interest can gain an understanding of what we’re doing.

And we also, the last point is we assist in solution-driven action, which to a large extent involves 2 or 3 tracks. One is resolution at the company, that if inappropriate action occurred, restatements are needed. We can consult on the actual accounting side. We can also consult on the remedial action that needs to be taken in terms of enhancing control. We’re very involved with the audit firm to get them comfortable that we have done a thorough analysis, a complete analysis, an independent analysis. They are comfortable in our credibility. Most of us were partners in many of those firms and have relations, deep relationships there and have a lot of credibility there. So they know that while our initial engagement is not necessarily to cover them per se, they want to know that all the facts have been uncovered, and they have a great deal of confidence in us.

And then the third track is generally the regulatory track, which then is an ongoing process, dealing with the SEC, dealing with the US Attorney’s office, and dealing with other entities of interest in these large-scale investigations, particularly on the case that we are talking about. We had about 70 to 75 people working on it. We had 5 discrete projects. About 35% of the effort was in the electronic evidence and consulting area, about 65% was in was the forensic accounting, investigative, and regulatory piece.

A big differentiating factor for us, again on the electronic evidence side. There was so much data. The company is a global company, that if we ever had to extract the data, freeze it, and then off-site tape it and work through that, we would never have been done in the timeframe that we needed to be done. There were also security issues, and accuracy issues being alleged in the underlying data, so that A was going in and B wasn’t coming out. And our EEC [electronic evidence consulting] professionals were able to go out and gain the confidence of the IT professionals at this company, that not only did we have the competency and skill set, but that they gave us access to their system real-time, so that we could both test the accuracy, security, and completeness of the data. And on a secondarily track, we were extracting out all the data we needed to do our analysis right from their systems, real-time. Not 24 hours a day but probably about 17 or 18 hours a day, and quite honestly was the only way we would have been complete. If we did not get the green light from the IT people within that company, we would not have been able to finish, and the company would be in a whole host of a different situation than they presently are in today.

We had about 5 teams working on specific issues that were brought up in whistle-blower allegations. Each one of those teams were led by a Senior Managing Director with more than 20 years experience. Each one of those teams were independent fact-finders as if they were an independent engagement in and of themselves. We were attempting to fence in the issues, fence in the people, put a dollar amount on the issues, then determine to what extent it impacted their financial reporting. And then the last team of people were our SEC experts and specialists who were looking at this data and interacting on a regular basis with our engagement team and the government regulators, which in this case included the SEC, the Department of Justice, and the FBI.

As I mentioned, we made presentations on a regular basis. We continued our analysis and worked for - right almost to the day before their 10-K was due on their third extension, which would have required a delisting had they not filed it on the day. And we worked very closely with the chairman of the audit committee, the independent monitor who was put in above the audit and finance Committee to ensure their independence, the audit firm management to constantly check the sufficiency of our procedures, our findings, and our recommendations.

And lastly, I will end with what we did. At the end of the day, what did we do? What value did we really bring? We strategically aligned with the objective of the law firm that engaged us, which today is very important, and if you talk to some of the most significant law firms in the country, they will tell you many of our competitors, because so many of these issues are accounting-driven, believe when they’re hired, it’s their investigation, and they go and do what they want to do. And more and more there is a tremendous level of dissatisfaction out there because the lawyers are the ones that engage us. It’s our job to give them input, and if we think more work needs to be done, but it’s key that we strategically align ourselves with them and the chairman of the audit and finance committee to make sure that their needs are met. We have to be cognizant that we have to work closely with management, especially their accounting and finance people. We are out there every day, 12 to 15 hours a day, right in their offices, right working with their people, and particularly their IP professionals.

We have to have extraordinary credibility with the company’s auditors because if we don’t have that credibility in today’s environment, the auditors won’t sign. And if they don’t sign, then the whole process was for naught. And I believe we have tremendous credibility with all 4 of the major accounting firms.

We understand the needs of the regulators. We are under tremendous time pressure. When we get hired, these are highly reactive engagements. We have to have teams of people who focus exclusively on this, who are available to literally get started that day, and not have anything on their schedule for the next whatever-it-takes because these are the types of engagements that don’t start-stop-start-stop-start-stop. They start and they don’t end until they’re over. There’s tremendous time pressure, and we have to maintain our independence and our objectivity because if we don’t, we lose credibility with all our constituents.

Any questions?

QUESTION AND ANSWER SECTION

<Q>: You spoke about the – you guys looking for a point of contact, trying to create some business. To what extent is bringing in business a part of the overall compensation for the Senior Managing Director?

<A>: Well, it’s part of getting to be a Senior Managing Director. So that, typically we look at a person whose not bringing at least $3 million or so of business a year responsible for that in terms of client development is probably somebody who’s not going to have reached that level, unless they have some hard to find skill or something like that that would qualify them on another basis. So it’s, as we look at the salary, and Ted talked about about 75% being like a base salary or whatever, and the other 25% typically deals with the profitability of your unit and your own personal statistics vis-à-vis billability, so that what would – the client development aspect would be built in on discretionary bonuses above that. So it’s not the major thing, except that it is what gets you to be a Senior Managing Director.

<Q>: Ok, well, if you have, let’s say, a hitter on one hand who brings in a ton of business, and on the other hand another Senior Managing Director that hasn’t brought in business for 2 years. Well, a) does the first partner get compensated more? And secondly, will you lay-off a partner – Managing Director?

<A – Jack Dunn>: Well, we certainly have the ability to do that. We haven’t had anybody that’s retired in place yet. The - in that base compensation is where we would have the ability to reward the person who brings in a lot of work, and we do have the ability to cut salaries under our contractual firms within certain parameters, so that’s a possibility as well in that situation. Yes, there’s also in any good organization, whether it’s a sports team or whether it’s one of the Big 4, there’s an awful lot of peer pressure to carry your weight. Because in those pools that depend on the EBITDA, the profits of the division, the – anybody who’s not carrying their weight gets a message from the other people that they’re sharing with. And that’s probably the best kind of action of all in order to take care of those types of problems. And that’s why we were talking earlier in the day about different models at the other economic consulting firms. We really like our pool model better. We’ve had the operator – we’ve lost some people who thought they were superstars and wanted to just be individual, but when you have that pool concept, it really – the stars tend to bring an awful lot of people with them to a higher level, and that’s good for the business in the long-run.

<A – Ted Pincus>: I’d say, overall, as a Senior Managing Director, just in general, I think all of us expect that we are supposed to bring in business, we’re supposed to be technically competent to do the business, and we’re supposed to have the skills to retain – to attract and retain real good talent.

<Q>: The – this is the largest of the 3 divisions in terms of revenues and headcount, and I think a lot of attention is focused on the other 2 areas, maybe because they’re a little easier to get your hands around. But if you, what is the kind of the organic, or your perception the organic growth rate of this business? I remember, Jack, a few years ago, long time ago I guess, this business that you had, the litigation and consulting business was going along and then it slowed down and actually declined a little. Maybe it was the tobacco cases that wound down or something and -

<A – Jack Dunn>: You’re talking about not this business, you are talking about when we did trial support.

<Q>: Right, exactly. But this is much more diversified now because of ex-acquisitions —.

<A – Jack Dunn>: That slowdown was the reason we are in this business. We determined at that point that the financial consulting side was much more prevalent in all the cases in good times and bad times, much more predictable and replicable.

<Q>: But ex-acquisitions is this a GNP-type of growth rate? I mean there is only so many hours in a day that people can go into court and —.

<A – Ted Pincus>: We’ve gone back in time, because we’ve had so many acquisitions, trying to pro forma backwards and forwards as to what the organic rate has been. And organic would be defined as hiring rather than acquiring. And every time we do it, we come in in the 12% to 15% annual rate.

<A – Jack Dunn>: I’d like both Neal and Dom, and maybe even Roger would want to speak to that because you – back when we joined with Policano & Manzo, even at that point, the strategy was that - to take our available cash and invest it in this business because we thought that in the long-run, this was the powerhouse in terms of a practice that’s there in good times and bad, in terms of a practice that permeates every - when there’s a legal case you may need an animation, you may need some specialized skills, but you always need to quantify the economics of it, that kind of thing.

And as - if I can steal Roger’s line, he always jokes that in bad times there’s more reason to steal, but in good times there’s more stuff to steal. The frauds we’re looking at in some respects are, even though we catch them with new electronic ways and all that, date back to things that have been going on for a long, long time. So I think in terms of market penetration, in terms of – I think a couple of years ago we had, about one of the few statistics that we could get about our business was that the litigation business, meaning the fees paid to accountants and to lawyers, not counting settlements, was about, this is US Census Department statistic, was about $100 billion growing at 7% a year. And not only do we have an opportunity to grow at that rate, GNP, but we have an opportunity very much to grow inside that because of the complete dis-intermediation in that marketplace and the shift to companies like ours, and more important, the shift to people to companies like ours. Dom?

<A – Dominic DiNapoli>: And it’s like their other practices, it’s about getting the best people in the right spots at the right time. We are large enough that we - our antennas are up all the time looking for the big opportunities. We think we’ve got the industries covered that are going to need that level of specialization. And now it’s about executing. We’ve got what we thought were a great team when we acquired the KPMG practice, and they’ve been with us for a while, and now we’re starting to trying to get some traction and really takeover and play a much bigger role in the litigation area.

<A – Roger Carlile>: Yes. I think what I would say is within that group of products, there are some things, core breach of contract litigation is probably a more GNP-type growth rate. There are other things like intellectual property where the value of technologies and those types of things are more critical than ever, and they are growing much faster. Things like electronic evidence that you just heard about, that is an unbelievable growth rate that’s going to occur in the near future. So, there’s things that are happening in there at differing rates of speed, but there is on the whole, you know, growth rates as I think as Ted mentioned.

<A – Jack Dunn>: Neal, your thoughts?

<A – Neal Hochberg>: Yes. I would just say that, people have asked me you know - I’ve been doing forensic accounting full-time since about 1988. I was actually a partner of Dom’s at PricewaterhouseCooper’s before joining KPMG, and if you look back to the late 80’s with Drexel Berneman, Boskie, and Southmark, and some of the things, as long as there is government, and as long as there is government power, there’s going to be somebody running afoul. So, in the small space that I operate in, you know, it’s just now when you go to a cocktail party and you say you do forensic accounting and investigations, people actually ask another question like, “What does that mean?”

<Q>: Ted, I guess the first question is, what is the optimum turnover rate? I guess, I mean you don’t want zero turnover, but you don’t want a big turnover as well. And then, I have a follow-up. Thanks.

<A – Ted Pincus>: You know, our turnover varies by the level of personnel. At the highest levels, at the Senior Managing Director level, it’s 3% or 4% in general. And even those are typically unique circumstances. At the lowest levels, even though we don’t right now recruit directly from schools, we come pretty close to it, you know, some people who have maybe a very limited amount of experience. And that kind of turnover, at those levels, is caused really by exploring whether or not it’s the right kind of business for that person, or whether or not they want to continue their education. So, optimal? Frankly, anything that’s below 20% is good compared to the major accounting firms that all of us, with a few exceptions, came from. We’d like it to be less, but we acknowledge that that’s probably going to be relatively the norm for the foreseeable future for the nature of our business.

<Q>: And also, given the recent change, or abrupt change in the – that happened earlier this year. I guess, could you maybe, Jack, talk about the things that you have done, or the firm has done, to maintain, to keep your talents? What aspects are you putting in place? More training, more compensation, or incentives? Or other intangible things that can hold people together? So, and the last question will be the timetable of the future lock-up of the employment agreements, or something like that? Thanks.

<A – Jack Dunn>: Well the things that we’ve put in place are, first of all, we’ve successfully almost concluded our program to lock-up our Senior Managing Directors with contracts. We have probably at this point, maybe 114 out of 115, or 113 out of 115. And the typical contract would have a 4-year, plus-or-minus but not much plus-or-minus, term. It would involve non-compete terms if the person left without having a good reason to leave, which would be something like cutting their pay by, you know, more than a certain amount. We give some cash incentive that acts as a, in effect a somewhat of a handcuff, or a golden bracelet, that is amortized over the life of the contract. And we try to augment it with some equity-based compensation, be it some restricted stock or some options, which we try to make icing on the cake. We believe that the best line of defense is: one, to have a good place to work, and two, to pay people very, very well. And I think you’ve heard today that we’re hiring in all our divisions, and we are doing - we have a good success rate when we go to hire people. So I think we base the fact that these are the premium people in the marketplace, and they ought to be paid as such.

So those are the big things that we do. We have a stock purchase plan. And I guess the Congress in its infinite wisdom is looking at those kind of things, but it’s really for the people that are doing the work. It’s not, you know, there’s no Enron-itis there. It’s for, you know, people like myself can’t participate. And it really is a – we’ve had, as I’ve mentioned before, a lot of people who put their kids through college on that plan that had no, you know, no hope of doing that without it. We try to provide the best in benefits, and that, you know, is something we’re constantly looking at because the best in benefits, the bar keeps being raised, especially when the costs escalate.

So, those are the kind of things that we try to do to keep our people in place. And there’s a momentum, because when you get the best people and then you get the best work, you know, as Neal and Roger mentioned, when you get the best work, people want to come and work on those things. Because we really – Neal joked about being at a party and being asked what he does. We – over the last 5 years, there’s been no shortage of in interest in the types of cases, from Enron, WorldCom, and all that we’ve been working on. And your – the second part of your question?

<Q>: The second part of the question is, when is the next big contract expiration date?

<A – Jack Dunn>: It will probably be in about 2 years. We had, when we - that would be the anniversary of when the Pricewaterhouse folks joined us, and then about another 2.5 to 3 years after that would be the acquisitions that we did last November. And we would probably, you know, look to be assessing where we want to be with those folks, not wait until the last minute to do it. So that’s where we would look to go.

<Q>: And also, if I could follow up, you guys talked about the 12% to 50% pro forma growth rate for the forensic consulting - accounting part, and what would be the sustainable growth rate over an economic cycle for the other 2 business segments, the economic consulting as well as the restructuring part.

<A – Ted Pincus>: The restructuring business, over its economic cycle, ends up at about the same place as that. It’s just more variable, much more variable. It’s been as high as, you know, the mid-20s, if higher, and it’s also gone into declines during periods of its cycle. But best we can discern, and this goes back many, many years prior to the predecessor businesses before FTI have seen those kinds of cycles, and still get that 12% to 15% rate. Not that there’s any magic to it, but it also is a function of how many senior people you need per less experienced people as well. And the sequence in which you recruit them, and the risks and the investments you take in doing that. Too rapid growth means something could be going wrong as well, in terms of either burnout, or miss-leveraging your people.

In the economic business, again we’ve been in it prior to the acquisition of Lexecon, modestly with John’s practice, and John’s practice I would go so far as to say has also been in roughly that same range during the period of time that we’ve owned it, since 1998. It’s hard to go backwards in time for Lexecon because, at least the way we understood it, for a period of several years at Nextera, Lexecon was rather constrained in terms of its either motivation to grow, or its ability to grow from a capital resources point of view. I think we’ve been very fortunate to see that it is turning out to be the case. That the release from some of those constraints is clearly one of the factors that’s contributing to their growth. Net-net-net, roughly the same growth rates are possible because of the unlimited, reasonably unlimited size of the markets.

<Q>: Now if we look forward into the next few years, how do we rationalize, or how do we mentally construct the 12% to 15% growth rate? Maybe we can, can we — is it fair to think about something like this like a GDP growth 5%, then you have some pricing power, 3% to 5% that gives you 8% to 10%, the high single digits? Now where does the rest 5% to 7% coming from? Is that because the end markets are growing faster? Or is it because you are taking market share, or it’s all the above? How do we — ?

<A – Ted Pincus>: I don’t know that we’ve been quite that quantitative, nor are we at the size at which we would be required to be quite that quantitative, given that the outer edge of the galaxy out there is quite far away to reach, and we don’t really feel the constraints of the marketplace. For the foreseeable future the constraints are the people that we bring on more than any market-driven constraints, and our ability to manage and maintain the quality of that over the next 3 to 5 years, certainly.

<A>: Right. And our balance sheet certainly provides us the capital to either grow by acquisitions or, you know, group grabs of key people at other practices, or just grow organically. We really do have that ability, we don’t have to be as precise on how we’re going to get there. We’re – we can be as opportunistic now, as probably we ever could be.

<A – Ted Pincus>: Also, the nature of all of these markets is evolving as well. If you went back 15 years in time, no one would have known what the words “electronic evidence discovery” meant. If you went back 20 years in time, to have trial technology tools, to a certain extent FTI has contributed to developing the very markets that we have capitalized on as well. There is some general macro trends that, whether you want to call the Spirit of Sarbanes, one of those trends or not, that are enlarging the marketplace above and beyond what I would call the natural growth of GDP or population. Of course, there is the rest of the world to go too, and I don’t say that very lightly. But there is the rest of the world to go.

<A>: Do you have a question?

<Q>: Yes. Where would you determine your maximum leverage ratio to be? Number one. And number two, assuming you’re either below that, how do you – how should we expect to see you allocate your cash flow between the typical – is it possible to -

<A – Ted Pincus>: Are you – which leverage ratio are you talking about? People or —

<Q>: No, I’m talking about debt.

<A – Ted Pincus>: Debt —

<Q>: Debt to EBITDA, or whatever ratios you use.

<A – Ted Pincus>: Sure, well, for instance, our lending sources would be quite comfortable with us far exceeding 2 to 1 debt to EBITDA. We’ve never come - well no, I take that back. We certainly have come that close in past years. But we are roughly 1 to 1 at this point, which gives us an extraordinary amount of flexibility should we choose to go that route, for example.

<Q>: And with respect to acquisitions, you’ve done a number of big ones. Should we now expect that most of the major pieces are in place and expect smaller acquisitions, or — ?

<A – Jack Dunn>: Yes, I think we’ve been, hopefully opportunistic in the best sense of the word. Five years ago, we would have never dreamed that the most profitable division of PricewaterhouseCoopers would come to us and say, “Can we join you?” So we, in terms of our 3 business divisions – segments right now, we have a tremendous platform from which to produce organic growth. We have the right people, we have good businesses that are each growing, they’re each hiring. So, I don’t think we need to do a major acquisition to embellish those. So I would on that regard, you would look for tuck-in acquisitions that would bring us particular skill sets or clients. If you look, as we’ve mentioned, we’d like to be in – bigger in the investigations side of the business, we’d like to be bigger in the valuation side, that would have a little more size to it. And, as we talked about on the economic consulting side, there are a number of boutiques there that would be collections of very fine experts or small businesses that we might look at. So, that’s – absent something coming along, you know, that is not on our radar screen right now, I would think they would tend to be smaller than the ones we’ve done in the past.

<Q>: Is the pipeline of acquisition candidates reasonable right now?

<A – Jack Dunn>: It’s pretty vibrant right now. We’re seeing a lot of opportunities.

<Q>: And in the Forensic and Litigation consulting, this year’s target is $185 million. What percentage of that came from the KPMG acquisition, just approximately?

<A – Ted Pincus>: About half.

<Q>: Half. Okay.

<A – Ted Pincus>: Will have come, or derived from. The revenues at KPMG, pro forma, as best we were able to discern them, because we really bought a group of people, were in the mid-70’s. Low to mid-70 millions. So we are expecting, and are in fact getting, both organic growth from that group as well as continued organic growth from the pre-existing part of the business we were already in.

<Q>: And the last question. Your CapEx from depreciation to sales ratio should be similar to what they’ve been over the last 3 years?

<A – Ted Pincus>: Yes. They should be. We’re still estimating $10 to $12 million this year in terms of CapEx. A little bit back-ended. You’ve read about our New York office that we’re going to be, you know, new New York office, and we are just moving into a new facility in Atlanta. We are moving, shortly, into a new facility in Los Angeles, and we continue to keep expanding our Annapolis headquarters to stay ahead of the growth curve. Our CapEx is basically just that. The office build-outs and keeping our people reasonably state-of-the-art with technology. I don’t really see that changing.

<Q>: Jack, the sense out there is that, particularly on the forensics and litigation side, it’s getting more expensive to pick people up. And I’d be curious sort of what you’ve seen out there, if that’s consistent there. And also in electronic evidence, I guess in the face of – I think we lost a couple of senior people to a competitor. Would be curious how comp played into that as well.

<A – Jack Dunn>: The – I think that in terms of looking at the marketplace for talent, I think that we’re very optimistic on the forensic and litigation side that we can continue to replicate or improve the results we have there. I think the, you know, as you look back, we’ve signed up a bunch of people that we haven’t had. We’ve done a bunch of new hires. And we haven’t, so far, done anything crazy. In terms of the – as we have progressed and the integration has taken place, we have seen a process where, frankly, you know, you’re faced with either 2 people in the process that do the same thing, and both thought that they were going to be the top one. You see people that have a little bit of a style conflict, that kind of thing, and we’ve lost a couple of those people. I would – except in one case, I think there’s nobody we couldn’t have kept and maintained also the integrity of our compensation structure. I think that people left for reasons other than compensation, at the end of the day.

There was one outlandish case, and I guess that’s what got me thinking along the lines that I spoke about in my introduction, that I think we’ve paid a lot of the price to be in the businesses we’re in. We kept talking about it as establishing the beachhead. I think we’ve really done that. I think it’s time to move inland. I think we’ve paid a lot of the barrier-to-entry price, and that with folks like, you know, Dom certainly, and DeLain on the restructuring side, and with Neal and Dave and Roger. They know the people that are out there and it won’t just, at the end of the day, be the bottom line on how much you can squeeze out of it. It will be people that want to stand together and really do something extraordinary over the next several years. So, I don’t think we’ve thrown our compensation structure out of whack at all.

<Q>: Okay. And Ted, presumably the first half of the year you’ve made some investments in personnel, and just curious what the thinking is as we look out at the next 6 months, and maybe how much more is implicit from guidance that you have out there?

<A – Ted Pincus>: There are additional investments and key personnel that we are contemplating even during this next 6 month period. But we’re also contemplating some reward from that investment that we’ve already made.

<Q>: Thanks.

<Q>: A few questions. It looks like the blended utilization projection for ‘04 is 79%. I know historically the businesses have been very different, but can you sort of give me a sense of what the low and high has been, and what you think the optimal rate should be going forward?

<A – Ted Pincus>: I can give you a little bit of a flavor for that. I mean we have had some niche practices, like for instance the group that left us, that had generally very high utilization because they were able to focus in on one very narrow niche of the marketplace, and do it with a limited supply of resources. That’s not very typical. What is more typical in this business is a range of utilization of, say, 75 to 85, and a norm around 80-ish to the low 80’s. You can go higher than that in given practices for given periods of time, but it tells you, if you’re sustaining that you need more staff because you want to avoid burn-out. If you stay below 75%-ish in any of the practices for sustained periods of time you’re over-resourced. So that’s for your range, and your optimum is probably 80-ish to the low 80’s.

<A – Jack Dunn>: You know, as a business model, what’s optimum is hiring or acquiring people who are used to doing 60% then moving them to 80. Because you can plan your economics on the purchase price or on the hire, and as they get to understand our culture and the rewards that are in it, not only for FTI shareholders but for themselves by doing that, that’s like finding extra people for free. So what our model has been about is trying, whatever business it was, having them join FTI and embrace our way of doing business, which isn’t quite as high on the support side when you look at our ratio of billable to non-billable people. That is more demanding on, in terms of the number of hours that we think is a good job, and what you need to get to be a Senior Managing Director at higher rates because it’s intellectual capital. And that’s where the real bang for the buck is. If we can move 5 utilization points on 750 people, that’s like hiring 40 new people at no cost, or at least a marginal cost of the incentive pay, which you’re more than happy to pay them for doing that.

<A – Ted Pincus>: And remember our utilization numbers are presented probably the most conservative way you can in the industry as well.

<Q>: Have you done a sensitivity analysis, just if you - holding everything else equal, if your utilization goes up 1%, what does that add to the bottom line?

<A – Ted Pincus>: Sure. I mean, actually you could do it very intuitively yourself. If you’re running 80-ish and you go up 1%, so let’s just call it, just for sake of argument a 1% increase in revenues, call that $4.5 million. If you maintain your margins, then you’re going to pull maybe $2.5 million of that to the bottom line, and that’s slightly in excess of 3 cents per share in our present structure. But the answer to your question is, we do it all the time, both sensitivity to rates, number of people, utilization, overhead dollars, and we update it fairly frequently.

<Q>: Do you see utilization going up in ‘05?

<A – Ted Pincus>: Not necessarily. There are several ways to achieve our objectives. Utilization as Jack pointed out is one of them, but probably the least important. I think it’s still adding to our resources, a combination of senior and other levels of experience, as well as a modest billing rate increase that is certainly commensurate with maintaining your margins on your compensation increases.

<Q>: Historically, what have billing rate increases been?

<A – Ted Pincus>: Billing rate increases have averaged anywhere from 3% to 8% per year. This is a year where the billing increases have been on the modest side. But nevertheless they have existed, they do exist. We have had years where the numbers were closer to 6% to 8%.

<Q>: What was it specifically this year?

<A – Ted Pincus>: It’s going to average more like 3%.

<Q>: As far as acquisitions, how much dilution are you willing to accept?

<A – Ted Pincus>: None.

<Q>: Final question. Can you just give me a sense of the various businesses, how you think about them, in terms of three buckets, cyclical, countercyclical, and acyclical, in terms of the effect of the economy?

<A>: Well, probably, maybe slightly different among us. I think that restructuring is – clearly had the aspects of being a cyclical business. Although, as I say, this was such an unprecedented time, that in the prior cycles the back-filling with transaction support, and with M&A and with interim management filled in much more quickly than in the current cycle. Forensic accounting and litigation tends to be, to do – I think it’s almost counter-intuitive, but tends to do slightly better in good economic times than in bad economic times. It’s not a phenomenon that’s easily explainable, but a bunch of us who have been in it for a long time continually notice that our results are like those of our brethren and sisters in the Big 4 and everything else, that when economic times get better it’s slightly better.

And John Kilck said this morning that he thought that, in the economic consulting side, that he thought that it was pretty much non-cyclical. But my experience has been,

especially as we get into the businesses like securities, and like the tremendous amount of anti-trust work that a Lexecon does, that they are beneficiaries of a rising economy because with a heightened merger and acquisition activity, there’s more purchase price adjustment work, there’s more securities work, and clearly more M&A advisory. So I would expect that our newly-constituted economic consulting practice would be a beneficiary of a good economy.

<Q>: So, last question. Why was the billing rate increase at the low end this year?

<A>: There wasn’t quite as much room in the restructuring practice as there had been in the past. And we haven’t seen quite the pull-through yet, although I’m optimistic that because of the tremendous appetite or requirement for accounting work, generally. I mean, firms are not only adding 7 figures to their accounting bill to do the 404 work and the internal controls work, but accountants almost had a license to go charge whatever they wanted this year. We’re seeing rate increases of 30%, et cetera. Eventually that will filter through for us, because they’ll be taking up the bodies to do that work that in the past they may have done for litigation consulting or for forensic accounting. So we would expect that to happen. But I think it was mostly a dampening effect of some of the restructuring rates that we didn’t raise quite as much this year.

<Q>: Hi. You’ve commented quite a bit today about how you source business and how you work together as a team to source business. I was wondering if you could comment about your bake-off win rate by segment? Both in terms of revenue won versus lost, and also the number of cases that you win versus don’t win.

<A – Jack Dunn>: Well, I think the reason we were excited about that is because of the team approach. When you go to our individual practices, it’s very much a relationship with businesses. We’ve said for years, the good news and the bad news in our business is the inertia with which clients leave their professionals. It’s like either your dentist or your investment advisor. If they do a good job for you, you’re loathe to change for a couple of dollars because it’s too important. My guess is that the folks at Lexecon have never been in a bake-off. That that’s a business where you’re darn lucky to get them. That they have clients and they have a track record, et cetera, that’s second to none. In terms of Roger’s group in the forensic accounting litigation, you know, they haven’t probably relied on – Roger maybe can speak to this, on the sales people as much as they have the relationships that his senior people have going back 10 and 15 years. Where we may occasionally be in a bake-off, but, you know, it’s not, you know, hundreds of different people trying to get it. It’s 2 or 3 people. You always try to, if you’re the lawyer advising, you try to have a couple of people recommend it. And on the restructuring side, you know, we are the number one player on the marketplace. So that probably, I don’t know, DeLain, do you have a view as to that kind of issue, on a bake-off record, or something like that?

<A – DeLain Gray>: As we understand it, Jack, the we don’t do are the ones we don’t know about, [Inaudible] we identify with it. We have a very high success rate of actually getting retained in those matters, Jack. It’s a very large market, not withstanding our practice and the size of it, there’s a lot of different things that go on out there. But we’ve never really tracked it. But I would suspect we win clearly in excess of three-quarters of the opportunities we have.

<A – Jack Dunn>: Yes, Roger, what’s your thought?

<A – Roger Carlile>: Yes, I would say the same thing. Forensics and lit, there’s a large portion of our work that is directly sole-sourced and based on a relationship, and they come to us for that relationship. That’s a plus for us, the negative side of that is what you mentioned. We get those opportunities for providing business from other providers, and we’ve got to go to an extra effort to make sure that they know of our services. There are certain large matters – or, you know, at least the size of it, or the sophistication of the buyer, where there will be some form of a proposal process, or a bake-off, and I think that we win more than, you know, our share. We’ll usually be 2 or 3 parties in those, and I would say that we win those more than half the time.

<A – Jack Dunn>: Yeah, I think the – some of the enthusiasm or mild euphoria you were hearing this morning was the phenomenon where we’re learning for the first time that Roger’s people can get the electronic evidence folks in the case. Or we’re learning that the economic experts can bring another division into the cases. And that restructuring can bring, you know, the new services that we have, whether it’s the M&A services, or whether it’s our litigation folks, into a matter. So it’s that kind of cross-selling victory, rather than winning in front of a client that we never had as firm before. Dom, you have a follow-up?

<A – Dominic DiNapoli>: Now, going back to the, you know, corporate recovery, now we call it Corporate Finance, and we’ve always won, you know, much more than our fair share. And as Jack said, that’s evidenced by our size versus the competition. You know it’s, again, our focus is getting the best people, and with the best people they’re going to have the best relationships, best resumes, and if we continue to do that, hopefully we’ll continue to get significantly more than our fair share. There are a lot of good competitors out there. Most are not as wired as we are across the various classes of potential clients.

<Q>: Question for Jack; what are the 2 or 3 management priorities for the next couple of years?

<A – Jack Dunn>: Well, I think the – with what we’ve put together, I think the number one priority is continue the work on the integration, which I think is work every day. I don’t think that’s ever over. And I hope it’s never over because we’ve learned an awful lot in the last year about what’s important to our people and what to do the next time around.

I think the other part, clearly I’d be remiss to say that it isn’t shareholder value, is always the number one thing and whether that’s buying the stock back, whether that’s continuing to find acquisitions. But I think, I’m very much of the mind that the priority is that in some respects, we have what we wish for. We wished for critical mass and a mature offering in each of our 3 areas, and that there is no excuse for us not using that to develop the organic growth that’s out there. It’s probably trite to say that it’s low-hanging fruit, but on this side of the dais, over there are exactly the people we wanted as part of our FTI family to go out and, one, prove that our model works and then, two, prove it to their friends and acquaintances by having them come join us. When we were a $40 million company, it was hard to see how we’d get to $100 million. I think now as a $400 million plus company, the opportunities out there to really expand upon that through some serious organic growth are really, really staggering. And that’s what my answer to the priority would be to capitalize on that. Yes?

<Q>: Along the lines of the [Inaudible], your debt-to-EBITA is half what it could be at max. You’re underlevered right now with debt-to-EBITDA of 1 versus 2 max, you’re focused more on organic growth so you probably don’t need to do too many more acquisitions. Do you plan to significantly start to utilize your share buyback then?

<A – Jack Dunn>: Well, we didn’t – I think the share buyback that we had where we authorized, I think it was $50 million, right – is correct, was not a casual number. That was enough to move the dial. I don’t think we have any plans to up that. I think we have, and I would say that –

<Q>: No, I didn’t mean to up it, but you haven’t used much of that buyback to date, correct me if I’m wrong and –

<A – Jack Dunn>: Right, because we’ve still been – I think we, as we said, through the – it was unusual for us not to have more cash generation than we had during the first half of the year. As everybody knows, we pride ourselves on being a significant cash generator. We had to give back some deposits in the first quarter, we had to fund the working capital, so we just wanted to make sure that, you know, there’s nothing like having a whole bunch of cash coming in and being able to use it at your discretion. I would think the share buyback would be a priority. I would think the, continuing to invest in new hires by having some signing bonuses or whatever that takes would be a priority. And I don’t, and there’s no – when we talk about maximum leverage and things like that, just like when somebody asked earlier about what’s the optimum turnover rate, and to me the optimum turnover rate is only the people you want to leave, leave, and they do it right before vacation. I don’t think we have any desire to go lever up the company at this point with the cash flow that we have, but if we see an opportunity, we certainly can take advantage of it.

<A>: All righty. If there are no other questions, I think we’re on time and on budget. Oh, one more.

<Q>: I was wondering if you could comment on the most difficult elements about integrating your acquisitions in with the rest of the existing company.

<A – Jack Dunn>: From my standpoint, the number one – we are a client service driven company. Everybody who is at a senior level has lived and died in serving their clients. And the number one gut-wrenching issue that we have is client conflicts, when 2 sides of the house or 3 sides of the house have served different constituencies in a matter, and we have an opportunity to work for each of them, you have to make a tough decision about which client you can serve. And that’s jugular because it cuts to what we’re all about, which is serving clients and having that rewarded by their loyalty. I think the second thing has been those areas where we have 2 great people that ostensibly do the same thing, and we need to pick a leader. And what you have to do in those situations is make your judgment, and sometimes somebody is very disappointed, and that would be the second biggest issue. So those 2, in my experience, I don’t know, Dom, if you have – .

<A – Dominic DiNapoli>: Yes, I think the conflicts, certainly, is the one area that we spend a lot of time on. And we’re very serious about that because, you know, it could be demotivating if you have to walk away from a potential opportunity because, you know, our people are so hungry to sell and bring business. We’re not like the accounting firms that have annuities. You know, we eat what we kill every day, and that’s part of the excitement of being part of FTI is, we’re really anxious to go get the work. That’s a big part of what makes people want to come to work every day. But while we may have a lot of conflicts from FTI’s prior history, I mean, we really don’t have that many conflicts when you compare us to some of the bigger financial institutions, like, you know, the accounting firms, the conflicts that I used to have to deal with at PwC, there were 10 a day. And I remember I think I had 10 in maybe 2 weeks, and Jack called me all upset one day saying, “gee, you know, have we got a problem here?” and I said, “a problem?”

Relative to what it could be, the problems that others have, you know, there are difficult conflicts but that’s what we get paid for. To deal with them and manage expectations of the people and try to remotivate them and send them back out to sell new work. So that, by far, is the biggest challenge as you’re growing, particularly when you’re growing by bringing on practices that historically haven’t had conflicts, and it’s an education process to understand being part of the big organization. You’ve got some conflicts, but net-net, the new opportunities should more than outweigh the lost business, and that’s what we need to work on.

<Q>: I think you mentioned it, but I may have lost – missed it. How many conflicts would you say you run into on a monthly basis?

<A – Dominic DiNapoli>: You know, it’s really hard because there are a lot of conflicts, but there’s only 1 or 2 or 3, maybe, a month that really take management’s time to figure out. Like anywhere else, we’ve got a lot of conflicts, but they don’t raise to any level because they’re probably small pieces of work, and they’re not difficult decisions. There may be a couple of months are decisions that senior management have to spend a little bit of time on to figure out what side we’re going to go forward on.

<A>: Yes?

<Q>: Ted, just getting back to your comment on the cash flow shortfall, can you quantify the buckets of the shortfall. There was retainers that were given back due to the employees that left, and the working capital. Can you put some numbers on that?

<A – Ted Pincus>: Yes, there was about $10 million of retainers that were refunded during the period of the departures in the first quarter, and the total amount of working capital that we provided in connection with the TAS acquisition was about $15 million. About half of that fell in the first quarter of the year.

<A – Jack Dunn>: It wasn’t really a shortfall. It was in our budget. It was just – it was an out-of-normal use of our cash.

<A – Ted Pincus>: And then there’s a small piece of it, that as we’ve said on our conference calls, we’ve had some extension of our day sales outstanding, primarily in our economic business compared to the rest of the company, because so much of their business is through the law firms that it’s second-party billing. We’re looking forward to improving that, but it certainly seems to have stabilized. And that required some working capital as well.

<Q>: So if you – .

<A – Ted Pincus>: Maybe that was $5 million.

<Q>: So it’s 10 plus 7.5 plus 5 to normalize the 6-month cash flow statement?

<A – Ted Pincus>: Approximately that. Plus of course, in the prior year we had almost, and this didn’t come from operations, but some of it is accounted for as if it did. We had almost $22 million in the first half of last year that came from the exercise of stock options and the attendant tax benefits, and the corresponding number this half-year was less than $2 million. We don’t count on that in the first place, but it’s another explanation for the differences between the 2 years.

<Q>: [Inaudible]

<A – Ted Pincus>: No, 10 plus 7.5 plus 5. The other half of the 7.5 came in late 2003.

<Q>: Not the 15?

<A – Ted Pincus>: That’s correct. Essentially the entire, what appeared to be negative cash flow from operations in the first quarter was due to these, let’s call them, one-time situations.

<Q>: And just, this is probably well-known to everyone in the room but I’m relatively new to your company. Can you just talk about the reason for the departure of the restructuring practice? You said it wasn’t compensation. And – .

<A – Ted Pincus>: You know, we’re just out of time. [Laughter]

<A – Jack Dunn>: No, I don’t think we said it wasn’t compensation. I think we said it was that in the integration of our different practices, and in the people that have left recently that there wasn’t – the question was asked about the electronic evidence folks and some - a couple of forensic accounting folks that left, and that was not about compensation. The folks who at the beginning of the year I think had a practice that was devoted to, basically working for the creditors for money-centered banks. And with our desire to balance our portfolio where we had a healthy mix of both creditor and debtor work, I think they saw that as a risk to some of their franchise and decided that they could do better financially under another guise.

<Q>: Ok, and the 10-Q states that you’re currently in negotiations with them over non-compete agreements and hiring employees. Can you just add a little more?

<A – Ted Pincus>: No, it says that we are, if we’re referring to the same thing, it says that we are in the process of exploring alternative means of coming to a conclusion with that litigation.

<Q>: Can you expand on what’s going on?

<A – Jack Dunn>: We really can’t. We have – I’ve always hated when I hear people say on television that, “gee, I’d love to tell you but I’m in litigation,” but I’d love to tell you but I’m in litigation.

<A>: Yes?

<Q>: Dom, as COO, Lex – are you, do all 3 divisions report to you, and what do you spend most of your time on?

<A – Dominic DiNapoli>: Yes. COO, Chief Operating Officer, all 3 divisions report directly to me. I spend my time on working with them on potential new hires, acquisitions. Working with them on their monthly operating results, looking at utilization, looking at, you know, potential underperforming areas of their practices. I discuss some growth plans, just assisting them in any way. I don’t micro-manage their businesses. The business I know best is the Corporate Finance. I try to stay out of DeLain’s way as much as I can, but I just feel compelled to spend a lot of time there. But, you know, myself and senior management is there to help. We’ll go on sales calls, we’ll meet with the clients, we’ll be on the road as much as needed, or as little as needed.

<Q>: You’re out of restructuring?

<A – Dominic DiNapoli>: I’m out of it now, I don’t have any clients right now, that’s correct.

<A>: All righty, well I would like to thank everybody for coming. I appreciate it.

Disclaimer

Due to varying sound quality and the subject matter of tapes, the information in this transcript may contain inaccurancies or omissions.